UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Radian Group Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

Radian Group Inc. 1500 Market Street Philadelphia, Pennsylvania 19102 800.523.1988 215.231.1000

April 5, 2019

Dear Stockholder:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of Radian Group Inc., which will be held at our headquarters, 1500 Market Street, 18th Floor, Philadelphia, Pennsylvania 19102, at 9:00 a.m. local time on May 15, 2019. The accompanying Notice of 2019 Annual Meeting of Stockholders and proxy statement describe the items to be considered and acted upon by the stockholders at the meeting.

Regardless of whether you plan to attend the annual meeting, please sign, date and return the enclosed proxy card as soon as possible so that your shares can be voted in accordance with your instructions. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally. Because the representation of stockholders at the annual meeting is very important, we thank you in advance for your participation.

Sincerely,

Edward J. Hoffman

General Counsel and Corporate Secretary

RADIAN GROUP INC.

1500 Market Street

Philadelphia, Pennsylvania 19102

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

DATE:

Wednesday, May 15, 2019

TIME:

9:00 a.m. local time

PLACE:

Radian Group Inc.

1500 Market Street, 18th Floor

Philadelphia, Pennsylvania 19102

RECORD DATE:

Stockholders of record as of the close of business on March 18, 2019 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the meeting.

ITEMS OF BUSINESS:

1	Elect ten directors, each for a one-year term, to serve until their successors have been duly elected and qualified;

2	Conduct an advisory vote to approve the compensation of our named executive officers;

3	Ratify the appointment of PricewaterhouseCoopers LLP as Radian’s independent registered public accounting firm for the year ending December 31, 2019; and

4	In addition to the items above, the Company may transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Regardless of whether you plan to attend Radian’s annual meeting, please submit your proxy with voting instructions. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. For instructions about voting, please see “How Shares May Be Voted” on page 1 of the proxy statement.

By Order of the Board of Directors,

Edward J. Hoffman

General Counsel and Corporate Secretary

Philadelphia, Pennsylvania

April 5, 2019

2019 Proxy Statement 1

2019 Proxy Statement i

RADIAN GROUP INC.

1500 Market Street

Philadelphia, Pennsylvania 19102

www.radian.biz

PROXY STATEMENT

FOR 2019 ANNUAL MEETING OF STOCKHOLDERS

The board of directors (the “Board”) of Radian Group Inc. (“Radian” or the “Company”) is furnishing this proxy statement to solicit proxies from the Company’s stockholders for use at Radian’s 2019 Annual Meeting of Stockholders (the “Annual Meeting”). A copy of the Notice of 2019 Annual Meeting of Stockholders accompanies this proxy statement. These materials are also available on the internet at www.radian.biz/StockholderReports. This proxy statement and the accompanying proxy card are being mailed to stockholders beginning on or about April  9, 2019 to furnish information relating to the business to be transacted at the Annual Meeting.

Information About Voting

Who Can Vote

Only stockholders of record on the close of business on March 18, 2019, the record date, may vote at the Annual Meeting. On the record date, 213,682,317 shares of our common stock were outstanding and entitled to vote at the Annual Meeting. For each share of common stock you held on the record date, you will be entitled to one vote on each matter submitted to a vote of stockholders. There is no cumulative voting.

What Shares Can Be Voted

You may vote all shares of our common stock owned by you as of the close of business on the record date.

These shares include:

•	Shares held directly in your name as the stockholder of record; and

•	Shares of which you are the beneficial owner but not the stockholder of record. These are shares not registered in your name but registered in “street name” through an account you have with a bank, broker or other holder of record (a “Nominee”), including shares owned by the Radian Group Inc. Savings Incentive Plan Stock Fund.

How Shares May Be Voted

Before the Annual Meeting, you can vote shares for which you are the stockholder of record by completing, signing and returning by mail the enclosed proxy card. Our stockholders of record may not vote by telephone or internet. You also may vote your shares at the Annual Meeting if you attend in person. If you are a stockholder of record, you may revoke your proxy at any time before it is voted by providing to our Corporate Secretary either a written instrument revoking it or a duly executed proxy bearing a later date. You also may revoke your proxy by attending the Annual Meeting and giving notice of revocation. Attendance at the Annual Meeting, by itself, will not constitute revocation of a proxy. Your vote is important to Radian. We encourage you to complete, sign and return the proxy card accompanying this proxy statement even if you plan to attend the Annual Meeting. You can always change your vote before the meeting or at the meeting, as described above.

Many of our stockholders who hold their shares in “street name” through a Nominee have the option to submit their proxies or voting instructions to their Nominee by telephone or the internet. These stockholders should review and follow the voting instructions provided by their Nominee, including any instructions relating to revoking voting instructions. If you hold your shares in “street name” and wish to vote in person at the Annual Meeting, you must obtain a legal proxy from your Nominee.

Quorum and Votes Required for Approval

A quorum is necessary for us to conduct the business of the Annual Meeting. This means that holders of at least a majority of the shares entitled to vote must be present at the meeting, either in person or represented by proxy. Your shares are counted as present at the Annual Meeting if you attend the Annual Meeting and vote in person or if you properly complete and return a proxy or follow the voting instructions provided by your Nominee, as applicable.

2019 Proxy Statement 1

Information About Voting

The following table summarizes the vote threshold required for approval of each item of business to be transacted at the Annual Meeting. In addition, the table shows the effect on the outcome of the vote of: (i) abstentions; (ii) uninstructed shares held by brokers (which result in broker non-votes when a beneficial owner of shares held in “street name” does not provide voting instructions and, as a result, the Nominee is prohibited from voting those shares on certain proposals); and (iii) signed but unmarked proxy cards.

Proposal	Voted Required for Approval	Effect of Abstentions (1)	Uninstructed Shares/ Effect of Broker Non-votes (1)	Signed but Unmarked Proxy Cards (2)
Proposal 1
Election of directors	Majority of votes cast with respect to each nominee (3)	No effect (4)	Not voted/No effect	Voted “For” each nominee
Proposal 2
Advisory, non-binding vote to approve named executive officer compensation	Majority of shares present in person or represented by proxy and entitled to vote	Same effect as a vote “Against”	Not voted/No effect	Voted “For”
Proposal 3
Ratification of the appointment of PricewaterhouseCoopers LLP as Radian’s independent registered public accounting firm for the year ending December 31, 2019	Majority of shares present in person or represented by proxy and entitled to vote	Same effect as a vote “Against”	Discretionary vote by broker	Voted “For”

(1)	Abstentions and broker non-votes are included for purposes of determining whether a quorum is present, however, abstentions are considered “entitled to vote” whereas broker non-votes are not.

(2)

If you complete and return your proxy card properly, but do not provide instructions on your proxy card as to how to vote your shares, your shares will be voted as shown in this column and in accordance with the judgment of the individuals named as proxies on the proxy card as to any other matter properly brought before the Annual Meeting.

(3)	See below for an explanation of our majority voting standard with respect to uncontested director elections.

(4)	Under Section 4.13(f) of our Amended and Restated By-Laws (the “By-Laws”), abstentions are not counted as votes “For” or “Against” a director’s election.

2 2019 Proxy Statement

Information About Voting

As described in the table above, in an uncontested election, meaning the number of director nominees is equal to or less than the number of directors to be elected at the meeting, our directors are elected by majority voting (Proposal 1). For an uncontested election of directors, a director is elected only if the number of shares voted “For” that director exceeds the number of shares voted “Against” that director. In accordance with our By-Laws, each of our incumbent directors submits a conditional resignation in advance of the Annual Meeting that will become effective if the number of shares voted “For” that director does not exceed the number of shares voted “Against” that director and the Board accepts the director’s resignation. If retirement eligible, the director also may choose to retire from the Board before the resignation is accepted by the Board and becomes effective. If a sitting director fails to receive a majority of the votes cast, our Board will determine within 90 days of the Annual Meeting whether to accept the resignation of such director, unless the director retires during this 90-day period. If a nominee fails to receive a majority of the votes cast and the Board accepts the director’s resignation or the director retires, there would be a vacancy created on the Board. Our Board would then have the option under our By-Laws either to appoint someone to fill the vacancy or to reduce the size of the Board.

This year’s election of directors is an uncontested election of directors. If there were a contested election, then plurality voting, by which directors receiving the greatest number of votes cast would be elected, would apply.

Where to Find Voting Results

We will announce the preliminary voting results at the conclusion of the Annual Meeting, if practicable, and we will publish the voting results in a Current Report on Form 8-K that will be filed with the United States Securities and Exchange Commission (the “SEC”) within four business days after the conclusion of the Annual Meeting.

2019 Proxy Statement 3

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and our By-Laws provide for the annual election of directors. These organizational documents also provide that the number of directors, which shall not be less than nine or more than fourteen, shall be determined by our Board. Our Board has set the current number of directors at 11, and has approved a reduction in the size of the Board to 10 members effective at the Annual Meeting, as discussed below.

Upon election, each of our directors serves for a one-year term and until his or her successor has been duly elected and qualified, or until his or her earlier removal or resignation. Our Board currently consists of Herbert Wender, David C. Carney, Howard B. Culang, Debra Hess, Lisa W. Hess, Stephen T. Hopkins, Gaetano Muzio, Gregory V. Serio, Noel J. Spiegel, David H. Stevens and Richard G. Thornberry.

Upon completion of his current term at the Annual Meeting, Mr. Hopkins will be retiring from the Board, and therefore, will not be standing for reelection. Effective upon Mr. Hopkins’ retirement, the Board has approved a reduction in the size of the Board from 11 to 10 members. Upon the recommendation of the Governance Committee of our Board, the Board has nominated each of our current directors, other than Mr. Hopkins, for reelection. All nominees (other than our Chief Executive Officer, Mr. Thornberry) are independent under applicable independence rules of the SEC and the NYSE, and all nominees have consented to be named in this proxy statement and to serve if elected. If, at the time of the Annual Meeting, any nominee is not available for election, proxies may be voted for another person nominated by the Board, the position may become vacant or the size of the Board may be reduced.

Board Composition

When evaluating director nominees for election at our Annual Meeting, our Governance Committee seeks to nominate a Board that will be most effective in overseeing the affairs of the Company, and in particular, in supporting the development and execution of the Company’s strategic plan. See “Item 1. Business—General—Business Strategy” on pages 12 and 13 of our Annual Report on Form 10-K for the year ended December 31, 2018 for a discussion of the Company’s current strategic focus.

Our Governance Committee regularly engages in discussion regarding Board succession planning and Board refreshment, frequently assessing whether our director nominees possess an appropriate diversity of experience, skills, perspective and tenure to complement one another’s strengths and to help drive our results. As part of this process and following a comprehensive director search process conducted with assistance from Spencer Stuart, a leading third-party search firm, the Governance Committee nominated Debra Hess and David H. Stevens to join the Board. Upon this recommendation, on March 19, 2019, the Board appointed Ms. Debra Hess and Mr. Stevens to the Board, strengthening the qualifications and diversity of our Board and further aligning the Board’s skills with our strategic position as a market-leading residential mortgage and real estate services enterprise. The Board believes that the addition of two new highly qualified directors, with leadership experience, strategic insight, and deep experience in the mortgage and real estate industries and government affairs, reinforces the Company’s commitment to strong corporate governance and enhancing stockholder value. As part of our Board orientation process, Ms. Debra Hess and Mr. Stevens are requested to attend all meetings of the Board’s standing committees for a period of one year. In addition, the Board expects to appoint Ms. Debra Hess and Mr. Stevens to one or more standing committees in May 2019.

4 2019 Proxy Statement

Proposal 1 – Election of Directors

Board Skills and Experience

Mortgage & Real Estate Industry — 7/10 Directors

Financial — 7/10 Directors

CEO or other C-Suite — 7/10 Directors

Government and Regulatory — 4/10 Directors

Risk Management — 8/10 Directors

Information Technology — 5/10 Directors

Operations — 8/10 Directors

Business Development / M&A — 7/10 Directors

Board Tenure

In addition to diversity of experience, skills and perspective, our Board believes diversity in tenure also is important in effectively overseeing our businesses. The performance of our mortgage insurance (“MI”) and our mortgage, real estate and title services (“Services”) businesses can be impacted significantly by mortgage credit and housing market cycles. The Board believes that the institutional knowledge acquired through previous credit and market cycles in our industries is critical to effectively overseeing our risk management going forward. As a result, the Governance Committee seeks to nominate a Board that has a diversity of tenure. The following represents our current Board tenure, reflecting the balance between engaging new talent and maintaining institutional knowledge of our businesses and the markets in which they operate.

The Governance Committee assesses the overall composition of the Board at least annually and regularly considers new potential nominees for director who would enhance the Board’s oversight objectives.

* Upon Mr. Hopkins’s retirement at the 2019 Annual Meeting, one director will have served from 10-20 years and the median tenure will be 7 years.

2019 Proxy Statement 5

Proposal 1 – Election of Directors

Biographical Information for Director Nominees

Biographical information for each of the director nominees is provided below along with a discussion of each nominee’s specific experience, qualifications, attributes or skills that have led the Board to conclude that he or she should be nominated for election or reelection.

Herbert Wender	Chairman of the Board

Mr. Wender, 81, has served as non-executive Chairman of our Board since May 2005. He also previously served in this role from August 1992 to May 1999 and as Lead Director from May 1999 until his current appointment. Mr. Wender served as Chairman of the Board and Chief Executive Officer of Radian Guaranty Inc., our principal MI subsidiary (“Radian Guaranty”), from June 1983 until July 1992. Between 1998 and 2001, Mr. Wender also served as a director and Vice Chairman of LandAmerica Financial Group, Inc., a title insurance company. Before that, he was Chairman of the Board and Chief Executive Officer of LandAmerica Financial Group’s predecessor title insurance company, Commonwealth Land Title Insurance Company. He has been a director of Radian since July 1992.

Skills and Qualifications

Mr. Wender’s extensive leadership experience on our Board, his intimate familiarity with Radian, his prior management experience as Chief Executive Officer of Radian Guaranty and his industry experience give him the expertise, skills and judgment to serve as a director and non-executive Chairman.

David C. Carney
Committees: • Audit (Chair) • Credit Management • Governance

Mr. Carney, 81, most recently served as President of Carney Consulting, an accounting consulting firm, from March 1995 until 2018. He served as Executive Vice President of Jefferson Health Systems, the parent company of a regional network of health care providers, from 1996 until 1999. Before that, he served as Chief Financial Officer of CoreStates Financial Corp, a NYSE banking and financial services holding company, from 1991 to 1995. Mr. Carney is a certified public accountant and served as Philadelphia Area Managing Partner for Ernst & Young LLP from 1980 through 1991. Mr. Carney served as Chairman of the Board of ImageMax, Inc., a publicly-held provider of outsourced document management solutions, from 1999 through 2003 and as ImageMax’s acting CEO, from June 2000 to June 2001. Mr. Carney also served as a director of CSAA Insurance Group, an AAA insurer, from 2011 through 2014. Mr. Carney served as a director of AAA Club Alliance from 1996 until May 2018 and as a director of AAA Club Partners from 2005 until May 2018. He has been a director of Radian since November 1992.

Skills and Qualifications

Mr. Carney’s service as a director of Radian through various business and economic cycles gives him significant knowledge of Radian, its history and its businesses. Mr. Carney’s experience as a CPA, as managing partner of the Philadelphia area offices of one of the “big four” nationally recognized accounting firms, as a Chief Financial Officer of a large, publically-traded financial institution and as Chairman of the Audit Committee of a AAA insurer give him particular financial expertise and management experience relevant to his qualifications as a director and as the Chairman of the Audit Committee of our Board. In addition, Mr. Carney’s consulting experience and service on other boards of directors give him a broad perspective and insight on effective running and advising a business.

6 2019 Proxy Statement

Proposal 1 – Election of Directors

Howard B. Culang
Committees: • Credit Management (Chair) • Compensation and Human Resources • Governance

Mr. Culang, 72, served as President of Laurel Corporation, a financial services firm, from January 1996 through December 2011. Mr. Culang was a Managing Member of JH Capital Management LLC, a management company for a private equity fund, from July 1998 to December 2010, and of Cognitive Capital Management LLC, a management company for a fund of hedge funds, from April 2001 to December 2005. In the past, he has served as Vice Chairman of Residential Services Corporation of America, the holding company for Prudential Home Mortgage Company, a mortgage lending company, Lender’s Service, Inc., a mortgage services company, and Prudential Real Estate Affiliates, a real estate services company, and as a Managing Director and member of the Executive Committee of the Prudential Home Mortgage Company, where he worked from November 1985 to December 2005. Mr. Culang also held a number of senior management positions with Citibank, N.A., including as a Senior Credit Officer. Mr. Culang currently serves as a director of Phase Change Software, LLC (formerly ioSemantics, LLC), a privately-owned artificial intelligence (“AI”) software company. He has been a director of Radian since June 1999.

Skills and Qualifications

Mr. Culang’s service as a director of Radian through various business and economic cycles gives him significant knowledge of Radian, its history and its businesses. In addition, his significant management experience in the mortgage and financial services industries gives him valuable expertise and a broad understanding of the mortgage and real estate businesses. These experiences are particularly relevant in Mr. Culang’s role as the Chair of the Credit Management Committee of our Board. His role as a director of an AI software company has given him important insights into emerging technology trends in the financial services sector, including AI and cyber security that are valuable in overseeing our technology initiatives.

Debra Hess

Ms. Debra Hess, 54, served as Chief Financial Officer of NorthStar Asset Management Group, a global asset management firm focused on strategically managing real estate and other investment platforms, from July 2011 until January 2017 and as Chief Financial Officer of NorthStar Realty Finance Corp., a real estate investment company, from July 2011 until January 2017. Additionally, from 2011 until 2015, Ms. Hess held various other positions, including Chief Financial Officer and Treasurer of companies owned by Northstar Asset Management Group, including NS Income, NS Healthcare, NS Income II and NorthStar/RXR. Prior to joining NorthStar, Ms. Hess served as Chief Financial Officer of H/2 Capital Partners, a privately owned fund sponsor that invests in real estate related assets, from August 2008 to June 2011. From March 2003 to July 2008, Ms. Hess was a managing director at Fortress Investment Group, an investment management firm, where she also served as Chief Financial Officer of Newcastle Investment Corp., a Fortress portfolio company and a NYSE-listed REIT. From 1993 to 2003, Ms. Hess served in various positions at Goldman, Sachs & Co., including as Vice President in Goldman Sachs’ Principal Finance Group and as a Manager of Financial Reporting in Goldman Sachs’ Finance Division. Ms. Hess currently serves on the board of directors of AG Mortgage Investment Trust, Inc., a publicly traded mortgage REIT. She also serves on the Board of CenterPoint Properties Trust, an acquiror, developer and manager of industrial real estate and transportation infrastructure. She has been a director of Radian since March 2019.

Skills and Qualifications

Ms. Hess’ extensive banking, finance and real estate experience gives her valuable insight into our businesses and the industries in which we operate. In addition, her roles as the Chief Financial Officer of various publicly traded companies and executive management roles with companies in the financial services and mortgage and real estate sectors provide her with significant financial, accounting and compliance expertise in areas that are valuable to the Board’s oversight responsibilities and in supporting our strategic focus.

2019 Proxy Statement 7

Proposal 1 – Election of Directors

Lisa W. Hess
Committees: • Finance and Investment (Chair) • Compensation and Human Resources • Governance

Ms. Lisa Hess, 63, has been President and Managing Partner of SkyTop Capital Management LLC (“SkyTop”), an investment fund, since October 2010. From October 2002 to December 2008, she was the Chief Investment Officer of Loews Corporation, a diversified holding company, where she was responsible for managing approximately $50 billion in assets. Ms. Hess was a Founding Partner of Zesiger Capital Group, a diversified money manager, and also has held positions at First Boston Corporation, an investment bank, Odyssey Partners, a private equity firm, and Goldman, Sachs & Co. She has served on the U.S. Treasury Debt Advisory Committee and the Federal Reserve Bank of New York Investors Advisory Committee. Since June 2009, Ms. Hess has been a Trustee of Teachers Insurance and Annuity Association (“TIAA”), a financial services organization. She has been a director of Radian since February 2011.

Skills and Qualifications

Ms. Hess’ extensive experience managing financial assets, including in her current role with SkyTop, and previously as a chief investment officer of Loews Corporation, and as a member of various investment and advisory committees, gives her a broad range of expertise with respect to finance, investments and the capital markets that is particularly beneficial to the Board and in her role as Chair of the Finance and Investment Committee of the Board. Her position as President and Managing Partner of SkyTop brings a current, day-to-day business perspective that is valuable in enhancing Board oversight in today’s operating environment. In addition, her experience serving on the corporate governance committee at TIAA brings an added perspective and insight to the Board’s consideration of corporate governance issues and the concerns of institutional shareholders.

Gaetano Muzio
Committees: • Compensation and Human Resources • Finance and Investment

Mr. Muzio, 65, is a Principal and co-founder of Ocean Gate Capital Management, LP (“Ocean Gate”), an investment fund. For 27 years prior to founding Ocean Gate, Mr. Muzio worked at Goldman, Sachs & Co. in various positions, including serving as a Managing Director from 1996 until 2004. In 1986, he became the first Global Mortgage and Asset Backed Sales Manager responsible for creating the sales team and strategy for, and was also one of the founding members of, Goldman’s Mortgage and Asset Backed Department. In 1990, he became a general partner and Co-Head of Goldman’s Mortgage Department, with responsibilities for overseeing trading, risk management, sales, research, structured finance and compliance for the department. He has been a director of Radian since May 2012.

Skills and Qualifications

Mr. Muzio possesses a broad understanding of the mortgage industry. In addition, his significant experience in finance, risk management, corporate governance and strategy gives him extensive expertise in several areas that are valuable to the Board’s oversight responsibilities.

8 2019 Proxy Statement

Proposal 1 – Election of Directors

Gregory V. Serio
Committees: • Governance (Chair) • Audit • Credit Management

Mr. Serio, 57, serves as a partner with Park Strategies, LLC (“Park Strategies”), a management and government relations consulting firm, since January 2005. He currently serves as the head of Park Strategies’ risk and insurance management practice group. He is also a partner in the D’Amato Law Group, a New York-based legal practice. Prior to joining Park Strategies, Mr. Serio served as Superintendent of Insurance for the State of New York from May 2001 to January 2005. From January 1995 until his appointment as Superintendent in 2001, Mr. Serio served as First Deputy Superintendent and General Counsel of the New York Insurance Department. Mr. Serio also has served as the Chairman of the Government Affairs Task Force of the National Association of Insurance Commissioners (“NAIC”) and as a member of and NAIC representative on the Financial Services and Banking Information Infrastructure Committee of the United States Treasury. He was also a commissioner of the International Commission on Holocaust Era Insurance Claims. He is also a trustee of the Senior Health Insurance Plan Trust and director of the Senior Health Insurance Company of Pennsylvania, two positions to which he was appointed by the Commissioner of Insurance of the Commonwealth of Pennsylvania. He has been a director of Radian since May 2012.

Skills and Qualifications

From both his private and public sector roles, Mr. Serio possesses extensive knowledge and experience in the insurance industry. His in-depth understanding of insurance regulatory matters, including financial and market conduct examinations and other compliance-related matters, combined with his experience in risk management and corporate governance matters, further strengthens the Board’s oversight and perspective in these areas. He is also a Board Leadership Fellow of the National Association of Corporate Directors, which, together with his current and past work experiences, provides him with especially valuable expertise in his role as Chair of the Governance Committee of our Board.

Noel J. Spiegel
Committees: • Audit • Credit Management • Finance and Investment

Mr. Spiegel, 71, was a partner at Deloitte & Touche, LLP (“Deloitte”) where he practiced from September 1969 until May 2010. In his career at Deloitte, he served in numerous management positions, including as Deputy Managing Partner; a member of Deloitte’s Executive Committee; Managing Partner of Deloitte’s Transaction Assurance practice, Global Offerings and International Financial Reporting Standards practice and Technology, Media and Telecommunications practice (Northeast Region); and as Partner-in-Charge of Audit Operations in Deloitte’s New York Office. Mr. Spiegel currently serves as Lead Independent Director and chairs the audit committee of American Eagle Outfitters, Inc. Mr. Spiegel also currently serves on the board and chairs the audit committee of vTv Therapeutics, Inc. He has been a director of Radian since February 2011.

Skills and Qualifications

Mr. Spiegel’s significant prior service as a partner at Deloitte, and his current experience as chair of audit committees of publicly held companies, provides him with a depth of experience in management, financial reporting, risk management, public accounting and finance that is of significant value and relevance to the Board and in particular the Audit Committee. In addition, his work with many public companies as an independent auditor provides him with a unique perspective and depth of insight with respect to corporate governance, Board leadership and corporate strategy.

2019 Proxy Statement 9

Proposal 1 – Election of Directors

David H. Stevens

Mr. Stevens, 62, recently served as CEO of the Mortgage Bankers Association, a national association representing the real estate finance industry, from May 2011 until his retirement in September 2018. Prior to this role, from 2009 until March 2011, Mr. Stevens served in the Obama Administration as the U.S. Assistant Secretary of Housing and FHA Commissioner at HUD (US Department of Housing and Urban Development). Mr. Stevens has also served in a variety of key mortgage and real estate industry leadership roles, including as President and Chief Operating Officer of the Long & Foster Companies, Inc., including its core real estate company and all affiliated businesses of mortgage, settlement services and insurance, Executive Vice President of Wholesale Lending at Wells Fargo Home Mortgage, a mortgage lending division, and Senior Vice President in charge of Single Family Lending at Freddie Mac. Mr. Stevens currently serves on the board of directors of Dynex Capital, Inc., a publicly traded REIT. In addition, he is a Senior Advisor to Mortgage Media, a website focused on the mortgage and real estate industry, and currently provides advisory services in real estate finance and provides technical and strategic consultation to financial institutions and intermediaries. He has been a director of Radian since March 2019.

Skills and Qualifications

With over 30 years of leadership experience in mortgage finance, real estate, capital markets and housing policy, Mr. Stevens possesses a deep understanding of all aspects of the mortgage and real estate industries. His leadership experience and broad relationships in the industries in which we operate, combined with his knowledge of housing regulatory and housing finance policy issues, provide him with expertise and insights that are valuable to our Board’s oversight responsibilities and the Company’s operations and strategic objectives.

Richard G. Thornberry

Mr. Thornberry, 60, has served as Radian’s Chief Executive Officer since March 2017. Before joining Radian, from 2006 until 2017, Mr. Thornberry served as the Chairman and Chief Executive Officer of NexSpring Group, LLC (“NexSpring Group”), a company that he co-founded in 2006. NexSpring Group has provided mortgage industry advisory and technology services to private equity investors, mortgage lenders, financial institutions, mortgage investors and other mortgage industry participants. Mr. Thornberry also has served as the Chairman and Chief Executive Officer of NexSpring Financial, LLC, an early stage fintech company that he co-founded to focus on improving the overall value proposition for all participants in a residential mortgage origination transaction. Prior to founding NexSpring Group, from 1999 until 2005, Mr. Thornberry served as President and Chief Executive Officer of Nexstar Financial Corporation, an end-to-end mortgage business process outsourcing firm, which he co-founded in 1999 and sold to MBNA Home Finance in 2005. Mr. Thornberry has also held executive positions with MBNA Home Finance from 2005 until 2006, Citicorp Mortgage Inc. from 1996 until 1998 and Residential Services Corporation of America/Prudential Home Mortgage Company from 1987 until 1996. Mr. Thornberry currently serves on the board of directors of the Mortgage Bankers Association and as an executive council member of the Housing Policy Council. Mr. Thornberry began his career as a certified public accountant at Deloitte where he primarily worked with financial services clients and entrepreneurial businesses. He has been a director of Radian since March 2017.

Skills and Qualifications

Mr. Thornberry’s broad understanding of the mortgage and real estate industries and experience leading innovative mortgage industry businesses gives him a unique perspective and set of skills to lead our Company and contribute to the Board.

10 2019 Proxy Statement

Proposal 1 – Election of Directors

Additional Information Regarding Directors

For additional information regarding our Board, its standing committees, and our standards for corporate governance and director independence, refer to the sections entitled “Corporate Governance and Board Matters” and “Compensation of Executive Officers and Directors—Director Compensation” below.

Recommendation

Radian’s Board of Directors recommends a vote “FOR” each of the director nominees. Signed proxies will be voted “FOR” each of the director nominees unless a stockholder gives other instructions on the proxy card.

2019 Proxy Statement 11

PROPOSAL 2 – ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing our stockholders with the opportunity to approve, on an advisory, non-binding basis, the compensation of our named executive officers (“NEOs”), as disclosed in the “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis” section of this proxy statement (“CD&A”) and the accompanying tabular and narrative disclosures. This vote is intended to provide an overall assessment of our executive compensation program rather than focus on any specific item of compensation.

Based on an advisory vote at our 2017 annual meeting of stockholders, it is our current policy to conduct an advisory vote on the compensation of our NEOs on an annual basis.

Our executive compensation program is designed under the direction of our Compensation and Human Resources Committee of our Board (the “Committee”) to attract, motivate and retain high quality executive officers and to align our pay-for-performance philosophy with our overall business and strategic objectives. This pay-for-performance philosophy is intended to ensure that our NEOs’ interests are aligned with those of our stockholders, while not encouraging inappropriate actions, including unnecessary or excessive risk taking.

In considering the compensation of our NEOs in connection with this Proposal 2, we believe it is important to note the following with respect to our 2018 executive compensation program:

➣	NEO compensation is heavily weighted towards performance-based, variable compensation.

Fixed compensation continues to represent a limited portion of our NEOs’ total compensation. Base salary represented only 15% of Mr. Thornberry’s 2018 total target compensation and, on average, only 30% of the total target compensation for our other NEOs. The remaining target compensation for our CEO and other NEOs was tied to, and is contingent upon, Company and individual performance.

➣	Our compensation program demonstrates a strong correlation between pay and performance.

•	The Committee funded 2018 short-term incentive (“STI”) awards above target due to our strong 2018 performance. The STI program for 2018 is quantitatively driven, reducing Committee discretion, and eliminating the medium-term incentive (“MTI”) award.

For 2018, the Committee adopted a quantitatively driven, “One Company” approach to the STI program, which reduced Committee discretion and eliminated the MTI component of the STI program. The 2018 program eliminated the different funding levels for the Company’s separate business lines which made a discretionary MI-centric approach such as the MTI component of our STI program less relevant. The funding for the 2017 MTI award, which is the last remaining MTI award, is discussed below.

The Company had an exceptional performance year in 2018, including year-over-year increases in consolidated adjusted diluted net operating income per share and book value per share; improved financial strength and flexibility; a record amount of flow new insurance written (“NIW”) for a third consecutive year; growth in our mortgage insurance-in-force; and the execution of meaningful capital management actions. In recognition of these achievements, the Committee awarded to our NEOs 2018 STI awards at levels above target. See “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis—II. Executive Summary—Our 2018 Performance” for a description of adjusted diluted net operating income per share.

12 2019 Proxy Statement

Proposal 2 – Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers

•	The Committee funded 2017 MTI awards above target given the strong credit performance and projected profitability of our 2017 insured portfolio.

The 2017 MTI award was based on the credit performance and projected profitability of our 2016 MI portfolio through the end of 2017. Based on the credit performance and the expected strong profitability of this insured portfolio, we believe this portfolio represents one of the strongest performing portfolios that we have ever written. As a result, the Committee awarded the maximum payout of 115% of target.

•	Two-thirds of our annual LTI awards consist of performance-based equity that require strong growth in book value. Failure to perform over the long-term significantly diminishes our NEOs’ realized pay.

Our 2018 LTI awards provide for meaningful payouts only if the Company produces strong growth in book value. The performance-based restricted stock units granted to the NEOs in 2018, which represent two-thirds of the total target value of our NEOs’ LTI awards, have an absolute book value growth metric. The Company must achieve at least a 40% increase in LTI Book Value per Share (as defined below in the CD&A) over a three-year performance period for a NEO to be eligible to receive an award at 100% of target.

➣	Year-over-year increase in CEO compensation is primarily due to higher STI funding and the structure of our cash incentive awards (including the elimination of the MTI component of the STI program).

As further discussed below in the CD&A, the increase in Mr. Thornberry’s compensation from 2017 to 2018 is primarily due to an increase in his cash incentive awards (STI and MTI). With respect to the change in his cash incentive awards, only 15% of the increase solely relates to an increase in the amount awarded to Mr. Thornberry based on performance, driven by the higher funding for STI awards in 2018 as compared to 2017. The remaining change in his cash incentive compensation relates to changes in the structure of our cash incentive programs, including:

(i) Mr. Thornberry was not eligible to receive a MTI payment in 2017 having joined the Company in March 2017; and (ii) in 2018, he received not only his 2017 MTI award payment but also the full 2018 cash incentive award as an STI payment (due to elimination of the MTI component of the cash incentive award program, as discussed above).

➣	We have implemented strong governance and compensation practices, and we do not engage in problematic pay practices.

We (1) utilize a fully independent Compensation Committee and compensation consultant in overseeing NEO compensation; (2) under our equity plan, prohibit the payment of dividends on equity awards that have not vested and prohibit liberal share recycling; (3) impose double-trigger vesting for change-of-control payments; (4) do not provide gross-ups for excise taxes upon a change of control; (5) prohibit hedging or other speculative transactions in our stock; (6) impose a strong compensation clawback policy; (7) impose rigorous stock ownership and share retention requirements; (8) provide limited perquisites to our NEOs; and (9) encourage and solicit feedback regarding our executive compensation program.

➣	Our compensation programs are constantly evolving to support business and strategic objectives and to address market conditions and best practices.

The Committee is focused on ensuring that our executive compensation program is aligned with our overall strategic objectives. We believe this is apparent based on how our executive compensation program has evolved over time to reflect market conditions and to help drive our strategic objectives. As further described in the CD&A, since the financial crisis, broadly speaking, the Company has performed through three business cycles, each characterized by different primary strategic objectives: (1) a period of “Survival;” (2) a period of “Stabilize and Grow Traditional MI;” and (3) a current period of “Grow and Diversify.” Throughout each of these periods, the Committee has revised our executive compensation program to support our strategic objectives and to take into account the market factors influencing the type and form of awards that would be most appropriate for our NEOs.

2019 Proxy Statement 13

Proposal 2 – Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers

We urge you to read our CD&A in its entirety. While this vote is advisory and non-binding, our Board values the opinion of our stockholders and will take into account the outcome of the vote when considering future executive compensation matters. We are asking our stockholders to indicate their support for the compensation of our NEOs by voting “FOR” this proposal and the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

Recommendation

Radian’s Board of Directors recommends a vote “FOR” approval of the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement. Signed proxies will be voted “FOR” approval unless a stockholder gives other instructions on the proxy card.

14 2019 Proxy Statement

PROPOSAL 3 – RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

General

The Audit Committee of our Board is responsible for selecting an independent registered public accounting firm to perform the annual audit of our financial statements. The Audit Committee’s appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2019 is being submitted to our stockholders for ratification. PwC has been Radian’s independent registered public accounting firm since 2007. The Audit Committee believes that the continued retention of the independent registered public accounting firm is in the best interests of the Company and its stockholders. A representative of PwC is expected to attend our Annual Meeting, will have an opportunity to make a statement if he or she desires, and will be available to respond to questions.

If the stockholders fail to ratify the appointment of PwC, the Audit Committee will reconsider whether to retain the firm. Regardless of whether the stockholders ratify the appointment of PwC at the Annual Meeting, the Audit Committee, in its discretion, may retain PwC or select a new independent registered public accounting firm at any time if it determines that doing so would be in the Company’s best interests and those of our stockholders.

Independent Registered Public Accounting Firm Fees and Services

The following is a summary of the fees billed for professional services rendered to Radian by PwC for the fiscal years ended December 31, 2018 and December 31, 2017:

Type of Fees	2018	2017
Audit Fees	$3,445,486	$3,567,726
Audit-Related Fees	201,787	180,083
Tax Fees	462,150	315,557
All Other Fees	26,740	86,207
Total	$4,136,163	$4,149,573

For purpose of the above table, in accordance with the SEC’s definitions and rules:

•

“Audit Fees” are fees for professional services for the audit of the financial statements included in our Annual Report on Form 10-K (which includes an audit of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002), for the review of our financial statements included in our Quarterly Reports on Form 10-Q, for the review of registration statements filed under the Securities Act of 1933, as amended (the “Securities Act”) and for services that normally are provided in connection with statutory and regulatory filings.

•

“Audit-Related Fees,” if any, are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and which are not reported under “Audit Fees,” including services related to consultation on financial accounting and reporting matters.

•	“Tax Fees” are fees for professional services for tax compliance, tax advice and tax planning.

•

“All Other Fees” are fees for products and services provided by our independent registered public accounting firm other than those services reported above. For both 2018 and 2017, “All Other Fees” included miscellaneous advisory services fees, as well as license fees for accounting research software products.

2019 Proxy Statement 15

Proposal 3 – Ratification of the Appointment of Pricewaterhousecoopers LLP

Pre-Approval Policy

In addition to retaining PwC to audit our consolidated financial statements for 2018, we retained PwC to provide other auditing and advisory services as discussed above. We understand the need for PwC to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of PwC, our Audit Committee is required to pre-approve all non-audit work performed by PwC in accordance with applicable SEC rules and our pre-approval policy. All services provided by PwC and listed in the table above were approved by the Audit Committee in accordance with our pre-approval policy.

The Audit Committee considered the nature and proposed extent of the non-audit services provided by PwC and determined that those services were in compliance with the provision of independent audit services by the firm.

Recommendation

Radian’s Board of Directors recommends a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as Radian’s independent registered public accounting firm for the year ending December 31, 2019. Signed proxies will be voted “FOR” ratification unless a stockholder gives other instructions on the proxy card.

16 2019 Proxy Statement

CORPORATE GOVERNANCE AND BOARD MATTERS

Board of Directors and its Standing Committees

Our Board meets quarterly for regularly scheduled meetings and also holds regularly scheduled meetings to conduct strategic planning and to review and approve our business plan. In addition, the Board holds special meetings as and when necessary. Our full Board held ten regularly scheduled meetings and twelve special meetings during 2018. Our non-management directors meet in executive session at the conclusion of each regularly scheduled Board meeting and frequently meet in executive session following special meetings of the Board. Each director participated in at least 75% of the meetings of the Board and the committees on which he or she served during 2018. Herbert Wender, non-executive Chairman of the Board, presides over all meetings of the Board, including meetings of the non-management members of the Board. Our policy is that all of our director nominees are expected to attend our annual meeting and all of our director nominees who were serving as directors last year attended the 2018 annual meeting.

As discussed below under “—Director Independence,” all of our directors, except our Chief Executive Officer, Mr. Thornberry, satisfy the requirements for independent directors under the NYSE listing standards and SEC rules.

The Board maintains the following standing committees:

Audit Committee.    The current members of the Audit Committee are Mr. Carney (Chair), and Messrs. Serio and Spiegel, each of whom meets the additional NYSE independence criteria applicable to audit committee members. Messrs. Carney, Serio and Spiegel each served on the committee throughout 2018. This committee is primarily responsible for appointing and overseeing the work of our independent registered public accounting firm, reviewing our annual audited and interim financial results and reviewing our accounting and reporting principles and policies. Our Board has determined that each of Mr. Carney and Mr. Spiegel qualifies as an “audit committee financial expert” under the SEC’s rules. The Audit Committee met twelve times during 2018. See “—Audit Committee Report” below for additional information regarding the work of this committee.

Compensation and Human Resources Committee.    The current members of the Compensation and Human Resources Committee are Mr. Hopkins (Chair), Mr. Culang, Ms. Lisa Hess and Mr. Muzio, each of whom meets the additional NYSE independence criteria applicable to compensation committee members.

Messrs. Hopkins, Culang, Muzio and Ms. Lisa Hess each served on the committee throughout 2018. This committee oversees compensation and benefits policies and programs for Radian and its subsidiaries, including compensation of the Company’s NEOs. The Committee also reviews the quality and depth of officers throughout Radian as well as our management development and succession practices and programs. The Compensation and Human Resources Committee met seven times during 2018. See “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis” for additional information regarding the work of this committee.

Credit Management Committee.    The current members of the Credit Management Committee are Mr. Culang (Chair), and Messrs. Carney, Serio and Spiegel. Messrs. Culang, Carney and Spiegel each served on the committee throughout 2018. Mr. Serio joined the committee on August 15, 2018. The Credit Management Committee oversees our credit and risk management policies and procedures, including oversight of our procedures for identifying and responding to emerging credit-related matters and trends that could pose significant risk implications for Radian. This committee reviews our mortgage credit-based risks, mortgage credit policies and risk limits. Specifically, this committee monitors general compliance with mortgage insurance underwriting and procedures, including our guidelines regarding credit diversification. The Credit Management Committee also oversees the management of allocated capital related to the Company’s mortgage risk-taking businesses and the development of new mortgage credit-based products. The Credit Management Committee met four times during 2018.

Finance and Investment Committee.    The current members of the Finance and Investment Committee are Ms. Lisa Hess (Chair), and Messrs. Hopkins, Muzio and Spiegel, each of whom served on the committee throughout 2018. This committee reviews and monitors the Company’s capital structure, capital sourcing and liquidity management and, in conjunction with management, makes recommendations on capital strategies and activities, including plans with respect to capital structure optimization and capital market activities. The Finance and Investment Committee also oversees the management of the Company’s investment portfolio and regularly reviews the performance of the investment professionals overseeing the portfolio to ensure adherence to our investment policy guidelines. The Finance and Investment Committee met four times during 2018.

2019 Proxy Statement 17

Corporate Governance and Board Matters

Governance Committee.    The current members of the Governance Committee are Mr. Serio (Chair) and Messrs. Carney, Culang, Hopkins and Ms. Lisa Hess. Messrs. Serio, Carney, Culang and Hopkins each served on the committee throughout 2018. Ms. Lisa Hess joined the committee on August 15, 2018. This committee oversees the process of Board governance, which includes: recommending committee membership and chairperson appointments; ensuring compliance with our Guidelines of Corporate Governance; conducting regular Board and individual director assessments; providing guidance with respect to Board succession planning; identifying and recommending candidates to become members of our Board, including potential candidates who may be recommended by stockholders; and examining our overall corporate governance processes, including the Company’s activities and practices regarding environmental, social and governance matters that are significant to the Company. The Governance Committee met ten times during 2018.

For a discussion of our Board nomination process, see “—Consideration of Director Nominees” below.

For a discussion of our Board and its committees’ roles in risk oversight of the Company, see “—Board and Board Committee Roles in Risk Oversight” below.

Board Leadership Structure

Our Chairman of the Board and Chief Executive Officer are separate positions. We believe that separating these positions enhances the independent oversight of the Company and the effective functioning of the Board, as well as the monitoring and objective evaluation of the Chief Executive Officer’s performance. In addition, the separation of the positions ensures that the Board is fully engaged in providing an objective perspective with respect to the Company’s strategy and can effectively evaluate its implementation.

Mr. Wender is the non-executive Chairman of our Board. He is independent of management and, as provided in our Guidelines of Corporate Governance, is responsible for the management, development and effective performance of the Board and for serving in an advisory capacity to the Chief Executive Officer and to other members of management in all matters concerning the interests of the Board. The non-executive Chairman of the Board sets the agenda for Board meetings and presides over meetings of the Board. Mr. Thornberry, in his role as the Chief Executive Officer, is responsible for the strategic direction and day-to-day leadership and performance of the Company. As described in our Guidelines of Corporate Governance, the responsibilities of the Chief Executive Officer include:

•	providing strong ethical leadership of the Company’s businesses;

•	establishing the Company’s mission, culture and core values;

•	determining corporate strategies and policies and managing the Company’s capital;

•	ensuring complete and accurate disclosures of financial, operational and management matters to the Board;

•	ensuring regulatory compliance and the integrity of all financial filings and other corporate communications; and

•	communicating with the Board so it is informed with respect to Company, industry, and corporate governance matters.

Board and Board Committee Roles in Risk Oversight

Our Board is actively involved in the oversight of risks that could affect the Company. The full Board is responsible for the general oversight of risks. In this regard, the Board seeks to understand and oversee the most critical risks relating to our business, allocates responsibilities for the oversight of risks among the full Board and its committees, and reviews the systems and processes that management has in place to manage the current risks facing the Company, as well as those that could arise in the future. The Board regularly meets with management to receive reports derived from: (i) the Company’s enterprise risk management (“ERM”)

function, which is designed to identify the risks we are facing, and to assess, manage and establish mitigation strategies for those risks; and (ii) the Company’s information security function regarding cybersecurity risks and the Company’s efforts to mitigate such risks. As part of its risk oversight process, the Board discusses the significant risks and exposures facing the Company and assesses the steps management is taking to minimize such risks. The full Board further considers current and potential future strategic risks facing the Company as part of its annual strategic planning session with management.

18 2019 Proxy Statement

Corporate Governance and Board Matters

The full Board oversees the Company’s strategic risks, regulatory risks, risks related to our information technology activities and cybersecurity risks. As noted above, the Board conducts certain aspects of its risk oversight function through its committees. Each committee has full access to management, and has the ability to engage advisors as appropriate. Specifically, each committee is charged with the following risk oversight responsibilities:

•	The Audit Committee regularly meets with and makes inquiries of management, the Company’s Chief Audit Executive and the Company’s independent auditors regarding significant risks or exposures facing the Company and the steps taken by management to minimize these risks. In particular, the Audit Committee reviews and discusses our financial risk exposures, including the risk of fraud, as well as legal and compliance risks.

•	The Credit Management Committee provides oversight of our mortgage credit and risk management policies and procedures, including the potential effect of emerging risks and trends affecting our mortgage risk-taking businesses and overall credit profile. The Credit Management Committee regularly considers the Company’s significant mortgage credit-based risks and assesses the steps management has taken to manage those risks, including their potential impact on capital, financial and risk positions.

•	The Compensation and Human Resources Committee monitors our executive compensation programs to ensure that they are appropriately aligned with our compensation philosophy and are achieving their intended purposes without encouraging inappropriate risk-taking. See “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis—I. Compensation Principles and

Objectives.” In addition, the Compensation and Human Resources Committee annually reviews with management a risk assessment prepared by an independent compensation consultant of all of the Company’s compensation policies and practices. Based on its most recent review, the Committee has concluded that the Company’s compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company or to encourage inappropriate risk-taking.

•	The Finance and Investment Committee monitors risks associated with the Company’s capital structure and liquidity, and oversees the management of the Company’s investment portfolio. In addition, the Finance and Investment Committee regularly reviews compliance with our investment guidelines and monitors risk in our investment portfolio.

•	The Governance Committee monitors risks associated with corporate governance practices and oversees our related person transaction policy to ensure that we do not engage in transactions that would create or otherwise give the impression of a conflict of interest that could result in harm to us. See “—Certain Relationships and Related Person Transactions.”

Each committee chair provides regular reports to the full Board regarding the Committee’s risk oversight responsibilities as discussed above. The Board conducts its risk oversight responsibility in the areas discussed above through these reports, as well as through regular discussions and reports from management regarding any significant and other known risks, including regular reports regarding the Company’s ERM process and cybersecurity risks and as part of the Company’s annual strategic planning session, as discussed above.

Director Independence

Our Guidelines of Corporate Governance provide that a substantial majority of our Board must consist of independent directors, as independence is determined under the NYSE’s listing standards and applicable SEC rules. In evaluating the independence of each of our directors, our Board, primarily through the Governance Committee, considers all relevant facts and circumstances from the standpoint of the director, as well as from the perspectives of persons or organizations with which the director has an affiliation, including the Company. Our Board has determined that all of the members of the Board, except Richard G. Thornberry, are “independent” under current NYSE listing standards and SEC rules. In determining that each of our non-executive directors was independent, the Board considered whether there were any facts and circumstances that might impair the independence of each director. The Board concluded that no material direct or indirect relationship exists between the Company and any of its non-executive directors, other than those compensatory matters that are a direct consequence of serving on our Board and which are detailed below in “Compensation of Executive Officers and Directors—Director Compensation.”

2019 Proxy Statement 19

Corporate Governance and Board Matters

Compensation and Human Resources Committee Interlocks and Insider Participation

Messrs. Hopkins (Chair), Culang, and Muzio and Ms. Lisa Hess served on the Compensation and Human Resources Committee during 2018. No member of the Compensation and Human Resources Committee during 2018: (i) has ever been an officer or employee of Radian or any of its subsidiaries, or (ii) had any relationship with Radian or its subsidiaries during 2018 that would require disclosure under Item 404 of the SEC’s Regulation S-K.

During 2018, none of our executive officers served as a director or member of the compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of any other entity, one of whose executive officers is or has been a director of Radian or a member of our Compensation and Human Resources Committee.

Certain Relationships and Related Person Transactions

Our Board has adopted a written policy regarding related person transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction, other than certain excluded transactions (e.g., compensation arrangements with executive officers or directors that have been approved by the Compensation and Human Resources Committee), in which: (i) Radian or any of its subsidiaries was or is to be a participant; and (ii) any related person had or will have a direct or indirect material interest. For purposes of this policy, a related person is any of our directors or nominees for director, any of our executive officers, any stockholder known to us to own in excess of 5% of our common stock, and any immediate family member of one of our directors, nominees for director or executive officers. Under the policy, our Governance Committee is responsible for reviewing and pre-approving or ratifying any related person transaction. The Governance Committee may delegate its pre-approval (but not ratification) authority under the policy to the chair of the committee.

The policy provides that the Governance Committee may approve or ratify a related person transaction (including, if applicable, as modified) only upon affirmatively concluding that the transaction: (i) is on terms no less favorable to the Company than those that could be obtained in arm’s length dealings with an unrelated third party; (ii) is consistent with the applicable independence rules of the SEC and NYSE; and (iii) does not create or otherwise give the impression of a conflict of interest that could result in harm to the Company. If the Governance Committee determines that an existing related person transaction has failed to meet this standard for ratification, the transaction must be unwound promptly unless the Governance Committee further determines that: (i) the transaction was entered into in good faith (i.e., in the absence of fraud and not with the intention of circumventing the pre-approval requirements of our related person transactions policy); and (ii) the risks to the Company of unwinding the transaction outweigh the risks associated with not unwinding the transaction.

As previously disclosed, during the fourth quarter of 2017 and the first quarter of 2018, the Company engaged in discussions regarding a potential strategic relationship with NexSpring Financial, LLC, a mortgage technology company owned, in part, by Mr. Thornberry. Through a trust, Mr. Thornberry holds a passive equity ownership interest in NexSpring Financial equating to approximately 44% of the total ownership of this entity, and he also serves as a board advisor to NexSpring Financial, an unpaid position. Mr. Thornberry did not participate in any negotiations regarding this potential transaction on behalf of Radian or NexSpring Financial. In exchange for exclusivity and other benefits during the course of these discussions, the Company made payments to NexSpring Financial totaling $493,548 in the first quarter of 2018. In February 2018, the Company and NexSpring Financial decided to discontinue further discussions regarding a potential strategic relationship.

The related party transaction described above was reviewed and approved by the Governance Committee and/or the Board, as necessary, and the terms are consistent with our policy regarding related person transactions.

20 2019 Proxy Statement

Corporate Governance and Board Matters

Information on Our Website

Among other things, the Corporate Governance section of our website (www.radian.biz) includes the following, each of which is also available in print and free of charge upon request:

Board Committee Charters.    Each of the standing committees of our Board operates under a written charter adopted by the full Board upon the recommendation of the Governance Committee. Each committee considers the need for amendments or enhancements to its charter at least annually and more frequently as necessary.

Guidelines of Corporate Governance.    Upon the Governance Committee’s recommendation, our Board adopted our Guidelines of Corporate Governance. Among other things, these guidelines delineate the qualifications for our directors and the relative responsibilities of our Board, its standing committees, our non-executive Chairman, our Chief Executive Officer and our Corporate Responsibility Officer. The Governance Committee and Board consider the need for amendments or enhancements to our Guidelines of Corporate Governance at least annually and more frequently as necessary.

Code of Conduct and Ethics.    Our Code of Conduct and Ethics (the “Code of Conduct”) is binding on all of our employees and directors, and includes a “code of ethics” applicable to our senior executive officers.

Certain provisions of the Code of Conduct also apply to former employees and directors. We intend to post on our website any amendments to, or waivers of, any provision of the Code of Conduct that applies to our Chief Executive Officer, principal financial officer or principal accounting officer or that relates to any element of the SEC’s definition of a “code of ethics.”

Stockholder Communications.    We encourage stockholders to freely communicate with management and our Board. In that regard, we have established an email address that enables stockholders to convey their concerns, questions and comments to the members of our Board. The address is: directors@radian.biz. In addition, interested persons may write to the non-executive Chairman at Radian Group Inc., 1500 Market Street, Philadelphia, Pennsylvania 19102 or to Edward J. Hoffman, General Counsel and Corporate Secretary, at the same address. This contact information also is available on our website.

Annual Report and Proxy Statement.    This proxy statement and our Annual Report to Stockholders are available at www.radian.biz/StockholderReports.

Any updated or amended versions of the items listed above will be posted to our website promptly after adoption. The information contained on our website is not deemed to be incorporated by reference into this proxy statement.

Consideration of Director Nominees

Director Qualifications.    Our Governance Committee recommends candidates for nomination to our Board based on a number of factors, including the following minimum criteria: (i) the highest standards of personal character, conduct and integrity and the intention and ability to act in the best interests of our stockholders; (ii) the ability to understand and exercise sound judgment on issues related to Radian and its businesses; (iii) the ability and commitment to devote the time and effort required to serve effectively on our Board, including preparation for and attendance at Board and committee meetings; (iv) the ability to draw upon relevant experience and expertise in contributing to Board and committee discussions; and (v) freedom from interests or affiliations that could give rise to a biased approach to directorship responsibilities and/or a conflict of interest, actual or perceived.

Although the Board does not have a formal diversity policy, the Board and the Governance Committee consider diversity as a factor in identifying and evaluating director nominees. The Company considers diversity in a broad sense to mean differences of viewpoint, background, tenure, professional experience, and skills resulting in naturally varying perspectives, as well as diversity of race, gender, national origin and age. The Board values diversity and believes it helps to generate a comprehensive discussion of issues from multiple perspectives, which contributes to effective decision making.

Identifying and Evaluating Director Nominees.    In evaluating candidates for the Board, the Governance Committee and the Board seek to foster a board that collectively possesses the qualifications discussed

2019 Proxy Statement 21

Corporate Governance and Board Matters

above and the appropriate mix of skills, experience and diversity to oversee the Company’s businesses and to complement our strategic focus. The Governance Committee does not aim to find directors who represent a single category or trait, but seeks nominees with diversity of experiences, skills, perspectives and other characteristics to complement the breadth and depth of our Board’s expertise. See “Proposal 1—Election of Directors” for additional information.

When seeking and evaluating candidates for the Board, the Governance Committee considers all qualified candidates identified by members of the Governance Committee, by other members of the Board, by senior management, by stockholders (so long as such stockholders’ recommendations of candidates are submitted in accordance with the procedures described below), and by national search firms. In all cases, the Governance Committee will facilitate several interviews of a candidate if it believes the candidate to be suitable after an initial evaluation, and will perform a comprehensive background investigation on such candidate. The Governance Committee also may discuss a candidate at multiple meetings and have the candidate meet with members of senior management and the full Board.

Stockholder Nominations and Recommendations.    Our By-Laws describe the procedures for stockholders to follow in nominating candidates to our Board. For our 2020 annual meeting of stockholders, stockholders may nominate a candidate for election to our Board by sending written notice to our Corporate Secretary at our principal office, which must be received on or before February 15, 2020, but no earlier than January 16, 2020 (except that if the date of the 2020 annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of the Annual Meeting, notice by the stockholder must be received between the close of business on the 120th day before and the close of business on the 90th day before the date of the 2020 annual meeting or, if the first public announcement of the date of the 2020 annual meeting is less than 100 days before the date of the meeting, then the notice by the stockholder must be received by the 10th day after the public announcement).

The notice to our Corporate Secretary must contain or be accompanied by the information required by Section 4.13 of our By-Laws, which includes, among other things: (i) the name, age, principal occupation, and business and residence address of each person nominated; (ii) the class and number of shares of our capital stock which are directly or indirectly beneficially owned by each person nominated; (iii) the name and record address of the stockholder making the nomination and the beneficial owner, if any, on whose behalf the nomination is made; (iv) the class and number of shares of our capital stock owned directly or indirectly by the stockholder making the nomination or the beneficial owner, if any, on whose behalf the nomination is made; and (v) a description of any direct or indirect compensation or other material monetary agreements, arrangements or understandings, or any other material relationships (including any familial relationships) between the stockholder giving notice (or the beneficial owner) and the nominee or any respective affiliates, associates or others with whom they are acting, as well as certain other information. A copy of the full text of the relevant By-Law provisions, which includes the complete list of the information that must be submitted to nominate a director, may be obtained upon written request directed to our Corporate Secretary at our principal office. A copy of our By-Laws is also posted on the Corporate Governance section of our website (www.radian.biz).

In addition to a stockholder’s ability to nominate candidates to serve on our Board as described above, stockholders also may recommend candidates to the Governance Committee for its consideration. The Governance Committee is pleased to consider recommendations from stockholders regarding director nominee candidates that are received in writing and accompanied by sufficient information to enable the Governance Committee to assess the candidate’s qualifications, along with confirmation of the candidate’s consent to serve as a director if elected. Such recommendations should be sent to our Corporate Secretary at our principal office. Any recommendation received from a stockholder after January 1 of any year is not assured of being considered for nomination in that year.

Evaluations of Board Performance

The Board recognizes that a constructive board evaluation is a component of good governance practices and promotes board effectiveness. In accordance with our Guidelines of Corporate

Governance, the Governance Committee conducts an annual assessment of each director’s board performance and reviews the performance of the Board as a whole as well as the performance of each of its

22 2019 Proxy Statement

Corporate Governance and Board Matters

committees. The Board and each standing committee of the Board also perform an annual self-assessment. As part of its annual assessment, the Board often engages an independent governance consultant to facilitate the assessment process and to provide an unbiased perspective on the effectiveness of the Board and its committees as well as director performance, board succession planning and board dynamics. The contributions of individual directors were considered by the Governance Committee as part of its determination of whether to recommend their nomination for reelection to our Board.

Audit Committee Report

The functions of the Audit Committee are outlined in its charter posted on the Corporate Governance section of our website (www.radian.biz) and include general responsibilities within the categories of oversight, audit and financial reporting, compliance and risk. The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of an independent registered public accounting firm to audit our financial statements each year. The committee is also assigned other responsibilities, including, without limitation, to: (i) monitor the independent registered public accounting firm’s independence; (ii) monitor the professional services provided by the independent registered public accounting firm, including pre-approving all audit and permissible non-audit services provided by the independent registered public accounting firm in accordance with federal law and the rules and regulations of the SEC; (iii) review audit results with the independent registered public accounting firm; (iv) review and discuss with management and the independent registered public accounting firm our financial statements and other financial disclosures in our filings with the SEC; (v) establish procedures for receiving, retaining and treating complaints regarding our accounting and internal accounting controls or other auditing matters; (vi) review with management, the independent registered public accounting firm and our internal audit department our accounting and reporting principles, practices and policies and the adequacy of our internal control over financial reporting; and (vii) provide oversight regarding certain significant risks or exposures facing the Company, including in particular, financial, legal and regulatory risk exposures.

The Audit Committee discusses with the independent registered public accounting firm and the Company’s Chief Audit Executive the overall scope and plans for their respective audits and meets with them, with and without management present, to discuss their respective audits. Further, the Audit Committee meets in separate, executive sessions periodically with management, the independent registered public accounting firm and the Chief Audit Executive to discuss the adequacy and effectiveness of internal accounting and financial controls of the Company. In determining whether to reappoint PwC as the Company’s independent registered public accounting firm for 2019, the Audit Committee took into consideration a number of factors, including the length of time PwC had been engaged, PwC’s independence and objectivity, PwC’s capability and expertise, information with respect to audit quality, including recent Public Company Accounting Oversight Board (“PCAOB”) inspection reports of PwC, and the appropriateness of PwC’s fee.

Before our Annual Report on Form 10-K for the year ended December 31, 2018 was filed with the SEC, the Audit Committee reviewed and discussed with management our audited Consolidated Financial Statements for the year ended December 31, 2018 and the notes thereto and other financial information included in the report, including the section of the report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit Committee also discussed with PwC, our independent registered public accounting firm for 2018, the matters required to be discussed by PCAOB Auditing Standard 1301 including, among other things, matters related to the conduct of the audit of our financial statements. The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC their independence from us.

Based on its reviews and discussions described in this report, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Members of the Audit Committee

David C. Carney (Chair)

Gregory V. Serio

Noel J. Spiegel

2019 Proxy Statement 23

EXECUTIVE OFFICERS

The following information is provided with respect to each of our current executive officers other than our Chief Executive Officer whose information is set forth under “Proposal 1—Election of Directors.” Our executive officers are appointed by our Board to serve in their respective capacities until their successors are duly appointed and qualified or until their earlier resignation or removal.

J. Franklin Hall Senior Executive Vice President and Chief Financial Officer Age: 50	Mr. Hall joined Radian in December 2014 and became Radian’s Chief Financial Officer on January 1, 2015. Prior to joining Radian, Mr. Hall served in a number of different roles with First Financial Bancorp, a bank holding company based in Cincinnati, Ohio, including serving as Executive Vice President and Chief Financial Officer from 2005 until 2012, and then as Executive Vice President, Chief Financial Officer and Chief Operating Officer from 2012 until 2013. Mr. Hall began his career at Ernst & Young LLP.

Derek V. Brummer Senior Executive Vice President, Mortgage Insurance and Risk Services Age: 48	Mr. Brummer was appointed to his current role in 2018 and is responsible for all mortgage insurance, mortgage credit risk products and related operations. Prior to his current role, Mr. Brummer served as Executive Vice President, Chief Risk Officer of the Company and also held several positions with Radian Asset Assurance, our former financial guaranty business that was sold to Assured Guaranty Corp. in April 2015. Prior to joining Radian in 2002, Mr. Brummer was a corporate associate at Allen & Overy, and Cravath, Swaine & Moore, both in New York.

Edward J. Hoffman Senior Executive Vice President, General Counsel and Corporate Secretary Age: 45	Mr. Hoffman was appointed General Counsel and Corporate Secretary of Radian in 2008. Mr. Hoffman also provides executive oversight for the Company’s compensation and human resources and government relations functions. Prior to joining Radian in 2005, Mr. Hoffman practiced in the Corporate and Securities Group of Drinker Biddle & Reath LLP in Philadelphia. Mr. Hoffman also currently serves as our Corporate Responsibility Officer.

Brien J. McMahon Senior Executive Vice President and Chief Franchise Officer Age: 59	Mr. McMahon joined Radian in 2010 as Executive Vice President, Chief Franchise Officer. He led our Mortgage Insurance sales group until May 2017, when he assumed responsibility for all of our enterprise-wide sales. Before joining Radian, Mr. McMahon served as executive vice president for Realogy Franchise Group (“Realogy”), where he directed sales, training and administration for multiple premier real estate brands including: Better Homes and Gardens Real Estate, Century 21 Real Estate LLC, Coldwell Banker, Coldwell Banker Commercial, ERA, and Sotheby’s International Realty. Prior to Realogy, Mr. McMahon served 14 years with PHH US Mortgage in a variety of roles, including senior vice president of national sales.

Eric R. Ray Senior Executive Vice President, Technology and Transaction Services Age: 57	Mr. Ray joined Radian in his current role in 2018 and is responsible for the overall vision, strategy and leadership for our enterprise-wide information technology function and for leading the Company’s Services businesses. Prior to joining Radian, Mr. Ray served in various roles with IBM Corporation (“IBM”) in Armonk, New York from 1983 until 2018. Most recently, Mr. Ray served as IBM’s General Manager, Global Technology Services from 2015 until 2018 and was responsible for the IBM North American technology consulting business, project based services and enterprise-wide technology offerings. Prior to that, he served as IBM’s General Manager, Global Financial Services Sector from 2009 until 2014 and General Manager, Financial Services Sector from 2007 until 2009.

Robert J. Quigley Senior Vice President, Controller and Chief Accounting Officer Age: 47	Mr. Quigley was appointed Senior Vice President and Controller (serving as the Company’s principal accounting officer) in November 2018. Mr. Quigley joined Radian in 2009 as Senior Vice President, Assistant Corporate Controller and most recently served as Radian’s Senior Vice President, Financial Planning and Analysis prior to his current appointment. Prior to joining Radian, Mr. Quigley spent 10 years with Capmark Financial Group, Inc., a global provider of financial services to investors in commercial real estate-related assets, where he held positions of increasing responsibility leading to his appointment as Senior Vice President, Chief Accounting Officer, North America. Mr. Quigley began his career in public accounting and auditing with KPMG US LLP and then Ernst & Young LLP.

24 2019 Proxy Statement

BENEFICIAL OWNERSHIP OF COMMON STOCK

Security Ownership of Management

The following table shows all shares of our common stock that were beneficially owned, as of March 10, 2019, by: (i) each of our current directors, nominees for director at the Annual Meeting and our NEOs; and (ii) all of our current directors and executive officers as a group. In general, a person “beneficially owns” shares if he or she has, or shares with others, the right to vote or dispose of them, or if he or she has the right to acquire them within 60 days of March 18, 2019 (such as by exercising options).

Name (1)	Shares Beneficially Owned (#) (2)	Percent of Class
Herbert Wender	563,121	*
David C. Carney	232,461	*
Howard B. Culang	234,476	*
Debra Hess	0	*
Lisa W. Hess	97,378	*
Stephen T. Hopkins	236,426	*
Gaetano Muzio	97,964	*
Gregory V. Serio	76,582	*
Noel J. Spiegel	143,760	*
David H. Stevens	0	*
Richard G. Thornberry	105,671	*
Derek V. Brummer	120,346	*
J. Franklin Hall	25,808	*
Edward J. Hoffman	128,898	*
Brien J. McMahon	111,198	*
All current directors and executive officers as a group (17 persons)	2,190,612	1.025%

*	Less than one percent of class. Percentages are calculated in accordance with Rule 13d-3 under the Exchange Act.

(1)	The address of each person listed is c/o Radian Group Inc., 1500 Market Street, Philadelphia, Pennsylvania 19102.

(2)

Each individual (including each current executive officer) has or is entitled to have within 60 days of March 10, 2019, sole voting or dispositive power with respect to the shares reported as beneficially owned, other than: (i) Mr. Hopkins, who shares voting and dispositive power with his spouse with respect to 10,000 of the shares reported as beneficially owned; (ii) Mr. Spiegel, whose spouse owns 10,000 of the shares reported as beneficially owned and as to which shares Mr. Spiegel disclaims beneficial ownership; and (iii) Mr. Hoffman, who shares voting and dispositive power with his spouse with respect to 19,500 of the shares reported as beneficially owned. In addition to shares owned outright, the amounts reported include:

•

Shares of our common stock allocable to our NEOs based on their holdings in the Radian Group Inc. Stock Fund under the Radian Group Inc. Savings Incentive Plan (the “Savings Plan”) as of March 10, 2019.

•

Shares that may be acquired within 60 days of March 10, 2019 through the exercise of non-qualified stock options, as follows: Mr. Brummer—24,920 shares; Mr. Hoffman—63,340 shares; and Mr. McMahon—68,270 shares; and all current directors and executive officers as a group—161,740 shares.

•

Shares that may be acquired within 60 days of March 10, 2019 upon the conversion of restricted stock units awarded to our non-executive directors and executive officers as follows: Mr. Wender—312,991 shares; Mr. Carney—167,706 shares; Mr. Culang—167,706 shares; Ms. Lisa Hess—97,378 shares; Mr. Hopkins—167,706 shares; Mr. Muzio—92,964 shares; Mr. Serio—76,582 shares; Mr. Spiegel—113,760 shares;

2019 Proxy Statement 25

Beneficial Ownership of Common Stock

Mr. Brummer—8,468 shares; Mr. Hall—7,111 shares; Mr. Hoffman—7,111 shares; Mr. McMahon—6,447 shares; Mr. Thornberry—41,953 shares; and all current directors and executive officers as a group—1,273,410 shares. All vested restricted stock units granted to a non-executive director will be converted into shares of our common stock upon the director’s departure from our board. In addition to shares payable for vested restricted stock units, the amounts reported in the above table also include all shares payable upon retirement to those directors who are or will be eligible to retire within 60 days of March 10, 2019.

•

Shares that may be issued within 60 days of March 10, 2019 upon the conversion of phantom stock awards granted to our non-executive directors as follows: Mr. Wender—57,459 shares; Mr. Carney—59,555 shares; Mr. Culang—58,720 shares; Mr. Hopkins—58,720 shares; and all current directors and executive officers as a group—234,454 shares. All vested phantom stock awards granted to a director will be converted into shares of our common stock upon the director’s departure from our board. The amounts reported in the above table include all shares payable upon retirement to those directors who are or will be eligible to retire within 60 days of March 10, 2019, including dividend equivalents to be settled in shares of our common stock upon conversion of a director’s phantom shares.

Security Ownership of Certain Stockholders

The following table provides information concerning beneficial ownership of our common stock by the only persons shown by our records or the SEC’s public records as beneficially owning more than 5% of our common stock. For purposes of determining the existence and identity of, and the amount of common stock owned by, any stockholder, we rely on filings with the SEC of Schedules 13D, 13F and 13G (or any similar filings) as of any date, subject to our actual knowledge of the ownership of our common stock.

Name and Business Address	Shares Beneficially Owned (#)	Percent of Class*
The Vanguard Group (1)	19,533,349	9.15%
100 Vanguard Blvd.
Malvern, PA 19355
FMR LLC (2)	19,158,659	8.98%
245 Summer Street
Boston, MA 02110
BlackRock, Inc. (3)	15,678,772	7.34%
55 East 52nd Street
New York, NY 10055

*	Based on shares of common stock outstanding at December 31, 2018.

(1)

Based on a Schedule 13G/A filed with the SEC on February 12, 2019, The Vanguard Group reports that it has sole dispositive power with respect to 19,312,713 shares, sole voting power with respect to 214,128 shares, shared dispositive power with respect to 220,636 shares and shared voting power with respect to 29,672 shares. These shares are beneficially owned by funds and accounts managed by The Vanguard Group, Inc. and its subsidiaries.

(2)

Based on a Schedule 13G/A filed with the SEC on February 13, 2019. These securities are beneficially owned by FMR LLC and various investment management subsidiaries and affiliates of FMR LLC. FMR LLC reports that it has sole dispositive power with respect to 19,158,659 shares and sole voting power with respect to 2,761,633 shares. Members of the Johnson family, including Abigail P. Johnson, a Director, Chairman and the Chief Executive Officer of FMR LLC, may be deemed to control FMR LLC.

(3)

Based on a Schedule 13G/A filed with the SEC on February 11, 2019, BlackRock, Inc. reports that it has sole dispositive power with respect to 15,678,772 shares and sole voting power with respect to 14,895,881 shares. These shares are beneficially owned by funds and accounts managed by BlackRock, Inc. and its subsidiaries.

26 2019 Proxy Statement

Beneficial Ownership of Common Stock

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and to furnish copies of these reports to us. Based on our review of the copies of the reports we have received, and written representations received from our executive officers and directors with respect to the filing of reports on Forms 3, 4 and 5, we believe that all filings required to be made during 2018 were made on a timely basis.

2019 Proxy Statement 27

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis includes “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the U.S. Private Securities Litigation Reform Act of 1995. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events, and are not a guarantee of future performance. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Cautionary Note Regarding Forward Looking Statements-Safe Harbor Provisions and the Risk Factors detailed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2018. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date of this Compensation Discussion and Analysis. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.	CD&A Roadmap
	I. Compensation Principles and Objectives	28
	II. Executive Summary	29
	III. Compensation Process and Oversight	36
	IV. Primary Components of Compensation	40
	V. Other Compensation	49
	VI. Severance Agreements	52
	VII. Compliance with Internal Revenue Code Section 162(m)	53
	VIII. Anti-Hedging, Clawbacks and Pledging of Securities	53

In this CD&A, we discuss the executive compensation program for our NEOs, including our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers. For 2018, our NEOs were as follows:

Our Named Executive Officers*
Richard G. Thornberry Chief Executive Officer (our principal executive officer)	J. Franklin Hall Senior Executive Vice President, Chief Financial Officer (our principal financial officer)	Derek V. Brummer Senior Executive Vice President, Mortgage Insurance and Risk Services	Edward J. Hoffman Senior Executive Vice President, General Counsel and Corporate Secretary	Brien J. McMahon Senior Executive Vice President, Chief Franchise Officer

*	Please see “Executive Officers” for additional information regarding our NEOs.

I. Compensation Principles and Objectives

Our executive compensation program is designed under the direction of the Compensation and Human Resources Committee of our Board (the “Committee”) to attract, motivate and retain high quality executive officers and to align our pay-for-performance philosophy with our overall business and strategic objectives. This pay-for-performance philosophy is intended to ensure that our NEOs’ interests are aligned with those of our stockholders, while not encouraging inappropriate actions, including unnecessary or excessive risk taking. The Committee has developed a set of principles and objectives to guide decisions about how to compensate executive officers appropriately for their contributions toward achieving our strategic, operational and financial objectives. Specifically, we believe our executive compensation program should:

•	Focus executives on long-term performance that aligns with stockholders’ interests;

•	Support the execution of our business strategy and performance;

•	Maintain an appropriate balance between short-term and long-term compensation, while weighting total compensation in favor of longer-term variable pay;

•	Manage risk with appropriate protection and controls;

28 2019 Proxy Statement

Compensation of Executive Officers and Directors

•	Maintain pay practices that are externally competitive and reasonable; and

•	Remain flexible to respond to changes in our businesses, strategies and current market developments.

II. Executive Summary

As background for the discussion that follows, we provide the following highlights regarding our 2018 performance and the material decisions affecting the 2018 compensation program for our NEOs.

Our 2018 Performance

$606.0 million Net Income	$484.9 million increase in net income compared to $121.1 million in 2017. Strong net income in 2018 driven by, among other items: (i) an increase in net premiums earned due to growth in our higher return monthly premium business; (ii) continued favorable loss trends, including reduced new defaults and positive reserve development; and (iii) an increase in investment income.	$104.6 million Provision for Losses	23% improvement over 2017, primarily due to favorable reserve developments and lower new defaults in 2018

$2.77 Diluted Net Income Per Share	Compared to diluted net income per share of $0.55 in 2017, which was negatively impacted by the impairment of goodwill and other acquired intangible assets related to our Services business.	5% increase in New Insurance Written

NIW for the full year 2018 set a company record for NIW written on a flow basis with $56.5 billion of NIW, compared to $53.9 billion in 2017

21% increase in NIW for our higher return, borrower-paid MI business compared to 2017

$2.69 Adjusted Diluted Net Operating Income Per Share (1)	48% increase compared to adjusted diluted net operating income per share of $1.82 in 2017	10% increase in Primary Insurance in Force	$221.4 billion as of December 31, 2018, compared to $200.7 billion as of December 31, 2017

18.7% Return on Equity	Compared to 4.1% return on equity in 2017	8% increase in Net Mortgage Insurance Premiums Earned	Over $1 billion in 2018, compared to $932.8 million in 2017

18.2% Adjusted Net Operating Return on Equity (1)	Compared to 13.7% adjusted net operating return on equity in 2017	18% increase in Book Value per Share	Book value per share of $16.34 as of December 31, 2018, compared to $13.90 as of December 31, 2017

✓

Completed a series of capital actions in 2018 that enhanced our return on capital, increased Radian Guaranty’s financial position under the GSEs’ Private Mortgage Insurer Eligibility Requirements or “PMIERs,” and strengthened Radian Group’s liquidity position, including most notably, the completion of the MI industry’s first

(1)

On a consolidated basis, adjusted pretax operating income, adjusted diluted net operating income per share and adjusted net operating return on equity are non-GAAP financial measures. See pages 89 through 93 of our Annual Report on Form 10-K for the year ended December 31, 2018, for definitions of our non-GAAP financial measures, including reconciliations of the most comparable GAAP measures of consolidated pretax income, diluted net income per share and return on equity, to our non-GAAP financial measures for the consolidated company of adjusted pretax operating income, adjusted diluted net operating income per share and adjusted net operating return on equity.

2019 Proxy Statement 29

Compensation of Executive Officers and Directors

combined insurance-linked note (“ILN”) and Excess-of-Loss (“XOL”) reinsurance transaction and Radian Guaranty’s $450 million return of capital to Radian Group.

✓

Leveraged our analytics-driven risk management team and platform to drive growth in the economic value of our MI portfolio, to evolve our risk-based pricing platforms, and to execute high-value risk distribution strategies for reducing “through the cycle” volatility and risks in our performance.

✓	Continued to position our Services business for profitable growth through investments in talent, facilities, technology, and three strategic acquisitions.

✓	Achieved a three-year total stockholder return (“TSR”) of 22.2% and earned a rating agency upgrade in 2018, including for Radian Guaranty, our principal MI subsidiary.

Please see “—IV. Primary Components of Compensation—B. Short-Term Incentive Program—2018 Short-Term Incentive Analysis” for additional information regarding our 2018 performance.

Our 2018 Executive Compensation Program

➣	NEO Compensation Heavily Weighted Towards Performance-Based, Variable Compensation.

Fixed compensation has continued to represent a limited portion of our NEOs’ total compensation. Base salary represented only 15% of Mr. Thornberry’s 2018 total target compensation and, on average, only 30% of the total target compensation for our other NEOs. The remaining target compensation of our NEOs was tied to, and is contingent upon, Company and individual performance. The following charts highlight, for the CEO and our other NEOs, the percentage of 2018 total target compensation that was attributable to each primary component of compensation (average of each component for the other NEOs). The information presented is based on components of compensation at target, and therefore, not directly comparable to amounts set forth in the 2018 Summary Compensation Table.

30 2019 Proxy Statement

Compensation of Executive Officers and Directors

➣	2018 STI Awards Funded Above Target Due to Our Strong 2018 Performance.

As discussed above, the Company had an exceptional performance year, with a 48% year-over-year increase in consolidated adjusted diluted net operating income per share, growth in book value per share, improved financial strength and flexibility, record flow NIW for the third consecutive year and growth in our insurance-in-force to over $220 billion, one of the largest portfolios in the MI industry. Further, with respect to capital management, we executed our industry’s first-ever simultaneous ILN and XOL reinsurance transaction and improved our financial flexibility with Radian Guaranty’s $450 million return of capital to Radian Group. In recognition of these achievements, the independent directors awarded Mr. Thornberry a STI award of 185% of target and the Committee awarded STI awards to our other NEOs of between 165% and 186% of target. See “—IV. Primary Components of Compensation—B. Short-Term Incentive Program—2018 Short-Term Incentive Analysis” for additional information regarding the 2018 STI awards. See “—II. Executive Summary—Our 2018 Performance” for a description of adjusted diluted net operating income per share.

➣	STI Awards Have Consistently Demonstrated Strong Correlation Between Pay and Performance.

As demonstrated in the following chart, our decisions regarding STI awards as a percentage of target have demonstrated a strong correlation between pay and performance throughout various business cycles.

Survival (1) Stabilize and Grow Traditional MI (2) Grow & Diversify (3)
Survival (1) Stabilize and Grow Traditional MI (2) Grow & Diversify (3)

(1)

Survival. A period characterized by overcoming significant losses, maximizing capital and flexibility, retaining customer relationships and GSE eligibility and protecting employee morale and motivation. STI awards as a percentage of target generally reflected the poor financial performance following the financial crisis.

(2)

Stabilize and Grow Traditional MI. A period characterized by rebuilding customer relationships, divesting our former financial guaranty business, improving financial strength and flexibility, modernizing our operations and technology, enhancing our risk capabilities to take into consideration lessons learned from the financial crisis and new data sources and technologies, and growing our talent base. STI awards generally reflected: (1) a return to operating profitability; (2) on-going compliance with PMIERs; (3) improvement in our capital and liquidity positions and corresponding rating agency upgrades.

2019 Proxy Statement 31

Compensation of Executive Officers and Directors

(3)

Grow and Diversify. A period characterized by continuing to enhance our traditional MI business through operational excellence and service, utilizing our mortgage credit expertise to pursue opportunities outside of traditional mortgage insurance, expanding our presence throughout the mortgage value chain to include fee-for-services business in mortgage and real estate services, and expanding and retaining talent, including talent brought in through acquisitions. Other than in 2015 in which we underperformed relative to our financial plan, STI awards generally reflected: (1) growth in our insured MI portfolio (multiple years of record-breaking volumes of flow NIW); (2) further improvement in our capital and liquidity positions, including enhanced risk distribution strategies to reduce “through the cycle” volatility and risks in our performance; and (3) our ongoing efforts to diversify our revenue sources, including the acquisition and integration of Clayton and five other follow-on acquisitions aimed at increasing our presence throughout the mortgage and real estate value chain.

➣

STI Program for 2018 Utilizes a Quantitatively Driven, “One Company” Approach, Reducing Discretion and Eliminating the MTI Award; Last Remaining MTI Award (2017 MI Portfolio) Was Paid Above Target Given Strong Credit Performance and Projected Profitability of 2017 Insured Portfolio.

In 2009, following the financial crisis, the Committee replaced our short-term bonus plan with a plan that allows for short-term and medium-term cash incentive awards. This plan, the Radian Group Inc. Short-Term and Medium-Term Incentive Plan for Executive Employees (the “STI/MTI Plan”), provided the Committee with the flexibility to introduce a medium-term (two-year) performance period during which our executive officers continue to have pay at risk associated with the credit performance and projected profitability of insurance written during the short-term performance period. As discussed below, the Committee adopted a quantitatively driven, “One Company” approach to our STI program for 2018, which reduced Committee discretion and eliminated different funding levels for our separate business lines, and therefore, made a discretionary, MI-centric approach such as the MTI component of our STI program, less relevant. For this and other reasons discussed below under “—IV. Primary Components of Compensation—B. Short-Term Incentive Program,” the Committee did not include an MTI component as part of our 2018 STI program.

The last remaining MTI award—the 2017 MTI award—was based on the credit performance and projected profitability of our 2017 MI portfolio through the end of 2018. Based on the credit performance and the expected strong profitability of this portfolio, we believe this portfolio represents one of the strongest performing portfolios that we have ever written. As a result, the Committee awarded the maximum payout of 115% of target for the 2017 MTI awards.

See “—V. Other Compensation—A. 2017 MTI” for more information regarding the 2017 MTI award.

32 2019 Proxy Statement

Compensation of Executive Officers and Directors

➣	Year-over-Year Increase in CEO Compensation Primarily Due to Higher STI Funding and Structure of our Cash-Incentive Awards (Including Elimination of MTI Component).

As illustrated below, Mr. Thornberry’s compensation increased from 2017 to 2018 primarily due to an increase in his cash-incentive awards (STI and MTI). With respect to the change in his cash-incentive awards, only 15% (approximately $0.45 million) solely relates to an increase in the amount awarded to Mr. Thornberry based on performance (185% of STI target for 2018 compared to 125% of STI target for 2017). The remaining amount of his cash-incentive change relates to the structure of our cash-incentive programs, including: (i) Mr. Thornberry’s not receiving an MTI payment in 2017 (he joined the Company in March 2017, and therefore, had not received a prior MTI award); and (2) his receiving his full cash-incentive award as STI in 2018, reflecting the Committee’s decision not to include an MTI component as part of our 2018 cash-incentive program. See “—IV. Primary Components of Compensation—B. Short-Term Incentive Program” for more information.

Reflects (1) an increase in STI as a result of improved performance; and (2) a full STI paid for 2018 compared to 2017, for which 50% of the 2017 STI was withheld as MTI. Mr. Thornberry joined Radian in March 2017, and therefore, was not eligible to receive an MTI in 2017, resulting in the year-over-year increase for MTI. Base Short-Term Incentive Medium-Term Incentive Cash Sing- on Bonus CASH COMPENSATION Long-Term Incentive All other Comp TOTAL Compensation 2017 $ 750,000 937,500- 500,000 $ 2,187,500 4,749,044 84,503 $ 7,021,047 2018 $ 800,000 2,775,000 1,078,125- $ 4,653,125 4,800,169 80,397 $9,533,691 Difference ($) $ 50,000 (500,000) $2,465,625 51,125 -4,106 $ 2,512,64

*	Represents pro rata amount paid to Mr. Thornberry in 2017 of his $750,000 annual base salary.

2019 Proxy Statement 33

Compensation of Executive Officers and Directors

➣	Our Compensation Programs are Constantly Evolving to Support Business and Strategic Objectives and to Address Market Conditions and Best Practices.

Our Committee is focused on ensuring that our executive compensation program is aligned with our overall strategic objectives. We believe this is apparent based on how our executive compensation program has evolved over time to reflect market conditions and to help drive our strategic objectives. Since the financial crisis, broadly speaking, the Company has performed through three business cycles or periods (as defined above, “Survival,” “Stabilize and Grow Traditional Mortgage Insurance,” and “Grow and Diversify”). Throughout each of these periods, the Committee has revised our executive compensation program to support our strategic objectives and to take into account the market factors influencing the type and form of awards that would be most appropriate for our executives. The following illustrates significant changes in our executive compensation program during each of these business cycles:

Bonus Program Instituted STI/MTI Plan to emphasize credit performance STI program became more structured in approach, with heavy strategic focus on managing financial strength, promoting the role of private MI, retaining employees, and building contingency plans strengthen our financial position...to allow us to continue to write profitable MI business 2010 Corporate STI Metric STI business metrics became more narrowly focused on growing NIW and market share while improving operating performance, improving capital and financial positions, and modernizing our platforms 2012 - 2014 NIW, Market Share, and NIW Return on Equity comprise virtually all business metrics, measured on an absolute and relative basis STI reflects additional of Services business with separate funding levels for each business line and a set of shared corporate objectives; Positioning for the Future is highlighted with diversification of products and services as a core focus expanding our existing offerings to source customers in adjacent markets - 2015 Services STI Metric2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 Survival Stabilize and Grow Traditional Mortgage Insurance Grow and Diversify 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018Long-Term Incentive Plan Issued non-equity, cash-based awards focused on internal business metrics critical for survival capital management, MI credit quality, and [return to] operating profitability - 2009 LTI Metrics (among others) As financial performance became more predictable, we replaced non-equity awards with LTI awards entirely comprised of performance-based equity awards based on traditional measures of performance (e.g. TSR performance on a relative and absolute basis) the 2011 awards are highly formulaic, and therefore, are objectively measurable by our NEOs and stockholders - Radian 2012 CD&A Further predictability of future results allows for the incorporation of challenging internal business metric (growth in adjusted book value per share into LTI program Our 2016 LTI awards provide meaningful payouts only if the Company outperforms our compensation peer group and produces strong growth in book value - Radian 2017 CD&A
Bonus Program Instituted STI/MTI Plan to emphasize credit performance STI program became more structured in approach, with heavy strategic focus on managing financial strength, promoting the role of private MI, retaining employees, and building contingency plans strengthen our financial position...to allow us to continue to write profitable MI business 2010 Corporate STI Metric STI business metrics became more narrowly focused on growing NIW and market share while improving operating performance, improving capital and financial positions, and modernizing our platforms 2012 - 2014 NIW, Market Share, and NIW Return on Equity comprise virtually all business metrics, measured on an absolute and relative basis STI reflects additional of Services business with separate funding levels for each business line and a set of shared corporate objectives; Positioning for the Future is highlighted with diversification of products and services as a core focus expanding our existing offerings to source customers in adjacent markets - 2015 Services STI Metric2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 Survival 3-year TSR: -16% Stabilize and Grow Traditional Mortgage Insurance 3-year TSR: +119% Grow and Diversify 3-year TSR: +22% 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018Long-Term Incentive Plan Issued non-equity, cash-based awards focused on internal business metrics critical for survival capital management, MI credit quality, and [return to] operating profitability - 2009 LTI Metrics (among others) As financial performance became more predictable, we replaced non-equity awards with LTI awards entirely comprised on performance-based equity awards based on traditional measures of performance (e.g. TSR performance on a relative and absolute basis) the 2011 awards are highly formulaic, and therefore, are objectively measurable by our NEOs and stockholders - Radian 2012 CD&A Further predictability of future results allows for the incorporation of challenging internal business metric (growth in adjusted book value per share into LTI program Our 2016 LTI awards provide meaningful payouts only if the Company outperforms our compensation peer group and produces strong growth in book value - Radian 2017 CD&A

34 2019 Proxy Statement

Compensation of Executive Officers and Directors

➣	Two-Thirds of Annual LTI Awards are Performance-Based, Requiring Strong Absolute Growth in Book Value. Failure to Perform over the Long-Term Significantly Diminishes our NEOs’ Realized Pay.

Our 2018 LTI awards provide for meaningful payouts only if we produce strong growth in book value. The 2018 performance-based restricted stock units (“performance-based RSUs”), which represent two-thirds of the total target value of our NEO’s 2018 LTI awards, have an absolute book value growth metric. The Company must achieve at least a 40% increase in LTI Book Value per Share over a three-year performance period (as defined below in “—IV. Primary Components of Compensation—C. Long-Term Incentive Program—LTI Awards Granted in 2018—2018 Performance-Based RSUs”) for a NEO to be eligible to receive an award at target.

2018 Long-Term Incentive Award Time-Based RSUs: 33% Book Value RSUs: 67%

A failure to achieve our long-term objectives will have a significant, negative effect on our NEOs’ realized pay. For example, the performance-based RSUs granted to our executive officers in 2013 and 2015 resulted in no payout and those granted in 2014 resulted in only a 4% of target payout for our NEOs upon the conclusion of the three-year performance period for these awards. Because these performance-based RSUs represented, on average, between 24% and 32% of the 2013 through 2015 total target compensation of our NEOs who received these grants, realized pay for these NEOs was well below targeted compensation for these years.

➣	We Have Implemented Strong Governance and Compensation Practices; We Do Not Engage in Problematic Pay Practices.

What We Do
Heavily weight NEO compensation towards performance-based, variable compensation

Utilize a fully independent compensation committee and compensation consultant in overseeing NEO compensation

Impose a “double-trigger” for payments upon a change of control

Prohibit the payment of dividends on equity awards that have not vested

Impose a strong compensation claw-back policy in the event of a material restatement of the Company’s financial results and for other reasons

Impose rigorous stock ownership and share retention requirements, including a one-year post-vest hold for performance-based equity awards

Provide limited perquisites

Encourage and solicit stockholder feedback regarding our executive compensation program

What We Don’t Do
Do not provide gross-ups for excise taxes (except for limited circumstances such as relocation costs);

Prohibit hedging or other speculative transactions in Radian stock

No special retirement plans exclusively for executive officers

No liberal share recycling under the equity incentive plan

2019 Proxy Statement 35

Compensation of Executive Officers and Directors

III. Compensation Process and Oversight

A.    Committee Process and Role

The Committee provides direction and oversight for our compensation and human resources programs, processes and functions. The Committee is supported by our Head of Human Resources and our General Counsel, who serve as liaisons to the Committee. The Committee has the sole authority to engage and terminate consulting firms and legal counsel as it deems appropriate to advise it and the Board with respect to executive compensation and human resources matters, including the sole authority to approve the compensation and other terms related to their engagement. The Committee currently retains Pay Governance as its sole independent compensation consultant. Pay Governance provides compensation advisory services to the Company relating to the compensation of executive officers and non-executive directors. Generally, these services include advising the Committee on the principal aspects of our compensation programs and evolving industry practices and providing market information, risk assessments and other analyses regarding our program design and incentive plan practices. Other than this work, Pay Governance performs no services for the Company. The Committee chair approves the payment of all work performed by the independent compensation consultant for the Company, and the Committee annually reviews the independence and performance of Pay Governance. The Committee also engages, from time to time, external legal counsel to provide legal advice in connection with executive compensation matters. In 2018, the Committee assessed the independence of Pay Governance and the Committee’s primary external counsel and concluded that the work performed by these advisors does not raise any conflict of interest. For a complete discussion of the responsibilities delegated by our Board to the Committee, please see the Committee charter, which is available on our website at www.radian.biz.

B.    Consideration of Stockholder Input Regarding our Executive Compensation Program

Overview of Process

As part of our commitment to engaging with our investors, management frequently meets with stockholders to discuss matters of significance to them, including our executive compensation program. These meetings are conducted in the ordinary course of business regardless of the level of stockholder support we receive for our executive compensation program in any given year. In addition, to the extent stockholders indicate a concern with respect to our executive compensation program (through negative say-on-pay votes or otherwise), management will seek to identify and contact those stockholders to better understand their concerns. This may occur as part of our solicitation efforts in connection with our annual meeting of stockholders. In addition, if the overall level of stockholder support for our executive compensation program is below an acceptable level, we will embark on a broad stockholder outreach program to better understand stockholder concerns and what we can do to address them.

Through our stockholder engagement process, we learn about our stockholders’ voting considerations, influences and processes, as well as their perspectives and priorities with respect to executive compensation and other matters. Management shares this information with the Committee and with our Governance Committee, as relevant, and our Board committees regularly report to the full Board. Management and the Committee consider the outcome of our most recent say-on-pay vote and the information we learn from our solicitation and outreach efforts in designing our executive compensation program each year. In recent periods, as a general matter, stockholders have indicated that they want to better understand how our executive compensation program is aligned with, and is intended to advance, our strategic objectives. In response, we have enhanced our CD&A disclosure to reflect the evolution and strategic alignment of our executive compensation program with our business priorities, which the Committee considers to be one of its most critical responsibilities. See “—II. Executive Summary—Our 2018 Executive Compensation Program—Our Compensation Programs are Constantly Evolving to Support Business and Strategic Objectives and to Address Market Conditions and Best Practices.” At our 2018 Annual Meeting of Stockholders, approximately 95% of the votes cast were voted in support of our executive compensation program. We very much appreciate this support from our stockholders.

C.    Setting Compensation

To set compensation for the NEOs, we utilize different compensation tools, including external benchmarking, internal equity, and wealth accumulation analyses. These collectively represent our “primary compensation tools” for establishing appropriate compensation levels for our NEOs. In addition, when evaluating a NEO’s compensation, the Committee typically will assess the NEO’s overall performance, skill sets, experience and current and potential future

36 2019 Proxy Statement

Compensation of Executive Officers and Directors

career path within the Company. For the compensation of the NEOs other than the CEO, the main participants in our compensation process are the Committee, its independent compensation consultant and two members of management—the CEO and the Head of Human Resources. The Committee has ultimate authority over compensation decisions for the NEOs other than the CEO. The process for establishing the compensation of our NEOs other than the CEO is as follows:

Independent Compensation Consultant Annually prepares an analysis of competitive market compensation data for each NEO position that is provided to the Committee and the Head of Human Resources Head of Human Resources Prepares initial compensation proposals for each NEO using the competitive market compensation data along with data from the primary compensation tools CEO Reviews recommendations of Head of Human Resources and may make adjustments Compensation Committee Reviews the recommendations of the CEO. It may approve the proposals, make adjustments based on its own view of the primary compensation tools or other factors, or seek additional information from the Head of Human Resources or the independent compensation consultant

We believe that management’s participation in the compensation process is critical to an equitable program that is effective in motivating our NEOs, and to ensure that the process appropriately reflects our pay-for-performance culture, current strategies and our focus on risk management. Our NEOs annually develop a set of shared performance goals and associated metrics, which are predominantly based on the Company’s annual operating plan that is approved by our Board, including those annual objectives that are intended to further our long-term strategic vision. In addition, each NEO develops a set of individual performance goals and presents them to the CEO, who reviews and adjusts them, as necessary, and then presents them to the Committee. These shared and individual performance goals and metrics serve as the primary basis for determining a NEO’s STI award. The process for assessing performance against these objectives is discussed in greater detail below.

With respect to the CEO, the independent directors of our Board have the ultimate authority over compensation decisions. The process for establishing the compensation of our CEO is as follows:

Independent Compensation Consultant Annually prepares an analysis of competitive market compensation data for the CEO Compensation Committee The Committee has the sole responsibility to develop an annual compensation proposal, utilizing the primary compensation tools and competitive compensation market data developed by the independent compensation consultant Independent Directors Reviews the recommendation of the Committee. They may approve the proposal, make adjustments based on their own view of the primary compensation tools or other factors, or seek additional information from the Committee or the independent compensation consultant before making a final determination with respect to compensation for the CEO Potential Additional Information Requested

Benchmarking Compensation

We consider external benchmarking to be an important analytical tool to help us establish competitive points of reference for evaluating executive compensation. We benchmark each executive officer position annually and, if necessary, when a search for a new executive officer position is undertaken. It has been our practice to collaborate with the Committee’s independent compensation consultant in this process to apply a consistent and disciplined approach in our benchmarking methodology and philosophy.

2019 Proxy Statement 37

Compensation of Executive Officers and Directors

For 2018 compensation, we benchmarked each of the primary components of our 2018 compensation program, as well as the 2018 total target cash and direct compensation for each NEO, to external market reference points. In benchmarking an executive officer’s total target cash compensation, we consider base salary plus cash-based short-term and medium-term incentives (as applicable). Total target direct compensation consists of target cash compensation plus the annualized accounting value of long-term incentives. To the extent information was available, our NEOs’ compensation was benchmarked against similarly situated executive positions at other companies using one or all of the following three reference points (collectively referred to as the “benchmark references”), as appropriate:

Primary Compensation Peer Group.    On an annual basis, management prepares, and the Committee reviews and approves, compensation peer companies to serve as the primary compensation peer group that is relevant for evaluating executive officer compensation. For 2018 benchmarking, the Committee approved the following peer companies:

2018 Peer Group	Mortgage Insurance Competitor	Services Competitor	List Radian as a Peer	Business
Arch Capital Group Ltd. *	X			Mortgage Insurance
Black Knight Inc. *		X		Mortgage & Real Estate Services
CoreLogic, Inc.		X		Mortgage & Real Estate Services
Essent Group Ltd.	X		X	Mortgage Insurance
Fidelity National Financial, Inc.		X		Title & Other Real Estate Services
First American Financial Corp.		X		Title & Other Real Estate Services
Genworth Financial Inc.	X		X	Mortgage Insurance
MGIC Investment Corp.	X		X	Mortgage Insurance
Nationstar Mortgage Holdings Inc.		X		Mortgage Servicing & Lending
Old Republic International		X		Title & Other Real Estate Services
PennyMac Financial Services, Inc. *			X	Mortgage Servicing & Lending
Stewart Information Services Corp.		X	X	Title & Other Real Estate Services
NMI Holdings, Inc.	X		X	Mortgage Insurance

(in millions)	2018 Peer Median (1)	Radian (1)
Revenue	$1,953	$1,238
Market Cap	$3,468	$3,517

*

For 2018, the Committee: (1) removed from the primary compensation peer group - PHH Corporation and Walter Investment Management due to declines in their market capitalization and United Guaranty Corporation given its acquisition by Arch Capital Group; and (2) added to the primary compensation peer group - PennyMac Financial Services, Inc. and Black Knight Inc. given their broad mix of mortgage services activities (and Black Knight’s divestiture from Fidelity National Financial) and Arch Capital Group Ltd., a mortgage insurance competitor that acquired United Guaranty Corporation.

(1)	Determined as of August 2017 in connection with the assessment of our Primary Compensation Peer Group for benchmarking 2018 compensation.

We believe the companies included within our 2018 primary compensation peer group were appropriate to consider in evaluating 2018 compensation based on the following:

•	In most cases, the roles and responsibilities of our NEOs were sufficiently similar to the equivalent executive positions within the primary compensation peer group;

•	They represented our primary competition for talent; and

•	We consider them as primary competitors of our MI or Services business or otherwise having significant operations in the mortgage and real estate industry.

38 2019 Proxy Statement

Compensation of Executive Officers and Directors

From time to time, third parties such as proxy advisory institutions establish peer groups for the Company for the purpose of assessing the Company’s relative performance and compensation. The Committee reviews these peer groups in the ordinary course but does not utilize these peer groups for the purpose of evaluating our NEOs’ compensation and the Company’s performance, mainly because the Committee believes the primary compensation peer group approved by the Committee represents the most appropriate compensation peer group for the Company for the reasons discussed above.

Financial Services and General Industry Reference Points.    Because we compete for talent in markets other than those in which we compete for business, we also use, as necessary, broader financial services and general industry compensation reference points.

The financial services data and the general industry data are compiled annually by Willis Towers Watson, an independent third-party, from 205 organizations that participate in Willis Towers Watson’s Financial Services Executive Compensation Database (Financial Services) and from 760 organizations across a range of industries that participate in Willis Towers Watson’s General Industry Executive Compensation Database (General Industry).

For these two reference points, we use pre-established subsets of companies contained in the databases of Willis Towers Watson, so that we compare our NEOs’ compensation to that of companies of reasonably similar size to us. The subsets are based on standard revenue ranges that are provided in published compensation surveys, and we do not select or have any influence over the companies that participate in these surveys. The subset of companies we use consists of a broad array of companies in the financial services industry, including property/casualty insurance, life/health insurance, and investment, brokerage, retail and commercial bank organizations. The financial services data is focused on companies with assets of less than $20 billion and revenues less than $3 billion, while the general industry data is composed of companies with revenues of less than $3 billion. We do not participate in the selection of the companies for inclusion in these reference points and are not made aware of the companies that constitute these reference points.

We use benchmarking to identify a competitive compensation range for each executive officer position. From a quantitative perspective, we generally consider an executive officer’s compensation to be market competitive if it is within a 15% range of the median of the applicable benchmark references. However, because executive officer roles and responsibilities often vary within the industries in which we participate and in the broader financial services segment, our benchmarking process is tailored for each executive officer position, with an emphasis on benchmark data for comparable positions and, in particular, comparable positions in our primary compensation peer group, if available. For each executive officer, the Committee may use one or more of the three benchmark references or, in some cases, a subset of the primary compensation peer group, depending on its judgment concerning the comparability of executive officer roles to these benchmark references. As a result, the Committee’s assessment of market competitiveness, in addition to the quantifiable benchmark data, may take into consideration other factors such as the scale and scope of the companies as well as specific roles against which our executive officer positions are being compared and the potential market demand for such positions.

For each of the NEOs, the results of the benchmarking conducted by the independent compensation consultant in October 2017 for the purpose of setting 2018 target compensation (expressed as a percentile of the benchmarked group) were as follows:

Executive Officer	Primary Compensation Peer Group Reference Point	Financial Services Reference Point	General Industry Reference Point
Mr. Thornberry	Below 50th	Between 50th and 75th	At 50th
Mr. Hall	Below 50th	At 50th	Below 50th
Mr. Brummer	At 50th	Between 50th and 75th	Not Applicable (1)
Mr. Hoffman	At 50th	Between 50th and 75th	At 50th
Mr. McMahon	Not Applicable (1)	Between 50th and 75th	Between 50th and 75th
(1) Positions within the relevant benchmarked group are not sufficiently similar to the NEO’s role to provide an appropriate benchmark for compensation evaluation purposes.

2019 Proxy Statement 39

Compensation of Executive Officers and Directors

As our benchmarking process for 2018 illustrates, while the Committee considers benchmarking a valuable reference point for assessing the competitiveness of the NEOs’ compensation, the Committee does not set compensation for the NEOs to adhere strictly to any specific benchmarked reference point.

Internal Equity

While external benchmarking is important in assessing the overall competitiveness of our compensation program, we believe that our compensation program must also be internally consistent and equitable to reflect an executive’s responsibilities and contributions to value creation and to ensure teamwork and coordination across the organization. As a result, in addition to benchmarking, our CEO and the Committee have sought to achieve internal equity among our executive officer group, as appropriate, when setting the components of compensation.

Our review of internal equity involves comparing the compensation of positions within a given level of the organization as well as comparing the differences in compensation among various organizational levels. For 2018 compensation, the Committee compared the compensation for each NEO (other than the CEO) against his peers in the executive officer group, making changes as appropriate to preserve internal equity among the executive officers other than the CEO. Although we monitor the difference in pay between the CEO and the other executive officers, given the uniqueness of the CEO position and its breadth of responsibilities, we do not perform a formal internal equity analysis of the CEO relative to other executive officer positions.

Wealth Accumulation

The Committee regularly reviews “total reward” tally sheets for each of the NEOs and considers the current value and potential future value of existing equity awards as factors in evaluating a NEO’s compensation.

IV. Primary Components of Compensation

Our executive compensation program provides a balanced mix of pay through the following primary components, as highlighted by our CEO’s pay mix:

Base Salary (15% of CEO's target compensation) Established to provide a competitive level of compensation for day-to-day performance of job responsibilities Short-Term Incentive (27% of CEO's target compensation)100% performance-based Ensures that significant portion of annual compensation is at risk Performance metrics designed to incent achievement of short-term corporate and individual performance goals that are critical to our strategic plan. Long-Term Incentive (58% of CEO's target compensation) Designed to drive sustained business performance, encourage retention, and align executives' interests with shareholders' long-term interests Performance awards (67%) are payable in stock if performance targets are met RSUs (33%) vest in equal installments over three years
Base Salary (15% of CEO's target compensation) Established to provide a competitive level of compensation for day-to-day performance of job responsibilities Short-Term Incentive (27% of CEO's target compensation)100% performance-based Ensures that significant portion of annual compensation is at risk Performance metrics designed to incent achievement of short-term corporate and individual performance goals that are critical to our strategic plan. Long-Term Incentive (58% of CEO's target compensation) Designed to drive sustained business performance, encourage retention, and align executives' interests with shareholders' long-term interests Performance awards (67%) are payable in stock if performance targets are met RSUs (33%) vest in equal installments over three years

40 2019 Proxy Statement

Compensation of Executive Officers and Directors

A.    Base Salary

Base salaries are paid to executive officers to provide them with a competitive level of compensation for the day-to-day performance of their job responsibilities. As discussed above, base salaries for the NEOs primarily are established based on competitive market compensation data and internal equity. The following table provides the level of base salary for each of the NEOs:

Name	2018 Base Salary (1)
Richard G. Thornberry	$800,000
J. Franklin Hall	$425,000
Derek V. Brummer	$475,000
Edward J. Hoffman	$425,000
Brien J. McMahon	$425,000

(1)	No changes were made to the NEOs’ base salaries for 2019.

B.    Short-Term Incentive Program

This discussion refers to the 2018 performance objectives for the Company and the NEOs as well as to the Company’s and NEOs’ actual 2018 performance results. These objectives and results are disclosed in the limited context of our compensation programs. We specifically caution investors not to apply these statements to other contexts.

Overview of Annual Program Design

Our STI/MTI Plan allows the Committee to design cash incentive programs for performance periods of up to two years, with the STI period covering the first calendar year in which the award is granted, and if included, an MTI period covering the full two-year performance period (from January 1 of the year of grant through December 31 of the second performance year). Management and the Committee annually assess whether to include an MTI component as part of this cash incentive program. For 2018, the Committee determined not to include an MTI component, based on its evaluation of the following:

•

The adoption of a “One Company” approach to our 2018 STI program, which eliminated different funding levels for our separate business lines, and therefore, made an MI-centric approach such as has been used in the past for MTI (i.e., MI portfolio profitability) less attractive and relevant;

•

An overall desire to reduce the discretionary elements of our cash incentive programs such as MTI and to eliminate duplication among our STI and MTI metrics given that risk management (the primary focus of MTI) is explicitly included as a strategic objective in our 2018 STI program; and

•	The increased complexity added by the MTI component and its impact on transparency to investors and participants.

For a discussion of the 2017 MTI included in the “Non-Equity Incentive Plan Compensation” column of our 2018 Summary Compensation Table, see “V. Other Compensation—A. 2017 MTI” below.

The amount of STI awarded to a NEO is based on the NEO’s achievement of specified performance goals for the applicable year. Corporate and business unit/departmental goals are established each year in the context of our annual business planning process and are approved by our Board. Using these objectives, individual performance goals are established by each NEO and adjusted and approved by the CEO and the Committee (or the independent directors), as discussed in “III. Compensation Process and Oversight” above. By tying the STI award to our annual operating plan, the Committee aims to ensure accountability, focus and alignment throughout the Company with respect to those matters determined to be most critical to driving long-term stockholder value.

2019 Proxy Statement 41

Compensation of Executive Officers and Directors

2018 Short-Term Incentive Analysis

2018 STI Funding Levels

For 2018, the funding levels for the NEOs’ STI awards were determined based on the Committee’s assessment of the Company’s performance against a shared set of corporate performance metrics and strategic objectives. The following table highlights: (i) the metrics, corresponding targets (as applicable), and weightings for each performance area; (ii) the Company’s actual performance against these targets (as applicable); and (iii) the percentage payout approved by the Committee for each area of performance:

Performance Area and Weighting	Metric	2018 Performance Level (1)					2018 Result	Metric Weighting	% of Target Achievement
		Threshold	Target: Low End	Target	Target: High End	Maximum
Financial Performance Metrics (65% Weighting)	Pre-Tax Operating EPS (2)	$2.25	$2.85	$3.00	$3.15	$3.45	$3.41	30%	188%
	Adjusted Operating Leverage (3)	0%	-	8.5%	-	14%	11.9%	30%	162%
	New Insurance Written (NIW) (4)	$35.0B	$45.0B	$50.0B	$55.0B	$65.0B	$57.9B	20%	137%
	Return on Capital (5)	10.9%	15.0%	16.0%	17.0%	19.4%	18.5%	20%	164%

Weighted Achievement of Financial Performance Metrics:									165%

Performance Area and Weighting	Metric	Metric Weighting	% of Target Achievement
Strategic Objectives (35% Weighting)(6)	One Company	20%	150%
	Risk Management	20%	175%
	Diversify and Grow	20%	100%
	Operational Excellence	20%	125%
	Capital and Liquidity	20%	200%

Weighted Achievement of Strategic Objectives:		150%

2018 STI Funding Level (as a percentage of target): (165% x 65%) + (150% x 35%) = 160%

(1)

Measured quantitatively, with performance relative to target resulting in the following funding levels: (1) at or below Threshold = 0%; Target Low End = 90%; Target = 100%; Target High End = 110%; at or above Maximum = 200%. Funding percentages are interpolated for results between the referenced funding levels.

(2)

Measured as adjusted diluted pretax operating income per share, and calculated for compensation purposes as: (A) adjusted pretax operating income divided by (B) weighted-average diluted common shares outstanding (which is equivalent to weighted-average number of common and common-equivalent shares outstanding—diluted). On a consolidated basis, adjusted pretax operating income is a non-GAAP financial measure. See pages 89 to 93 of our Annual Report on Form 10-K for the year ended December 31, 2018, for a more detailed explanation of adjusted pretax operating income, including a reconciliation of adjusted pretax operating income to the most comparable GAAP measure, pretax income from continuing operations. The target for 2018 STI ($3.00 per share) represents an increase of $46 million or 7% over our 2017 actual performance of $2.80 per share. This targeted increase was primarily driven by planned growth of $85 million in revenue, including more rigorous targets for net premiums earned, Services revenue and net investment income, combined with declines in interest and operating expenses.

(3)

Measured as the percentage change in annual adjusted operating revenue (which consists of net premiums earned—insurance, services revenue and other income), less the percentage change in adjusted operating expenses (which consists of policy acquisition costs, cost of services and other operating expenses and restructuring and other exit costs, but excluding impairment of other long-lived assets and loss from the sale of a business line). For 2018, for purposes of calculating Adjusted Operating Leverage, the impact of acquisitions (revenues and expenses) and the increase in short-term incentive awards above target are excluded. The target for 2018 STI (8.5%, which was composed of 8% expected growth in revenue and a 0.5% decline in expenses) represents a significant increase compared to our 2017 actual performance (-5.8%).

42 2019 Proxy Statement

Compensation of Executive Officers and Directors

(4)

Measured as new, traditional MI business and the NIW equivalent of new insurance written through non-traditional mortgage insurance executions such as our participation in the GSEs credit risk transfer transactions. The target for 2018 STI ($50 billion) represents a 7% decrease compared to our 2017 actual performance of $53.9 billion. Our target for 2018 was established primarily based on: (i) the projected size of the mortgage market (using an average of estimates from the Mortgage Bankers Association, Fannie Mae and Freddie Mac), which resulted in a 5% projected decrease in the mortgage origination market from 2017; (ii) our estimate of private MI’s penetration rate or share of the mortgage origination market; (iii) our projection regarding Radian’s share of the private MI market; and (iv) the potential negative impact on NIW associated with our strategic focus on economic value generation from NIW and heightened competition in the MI industry.

(5)

Measured as the projected return (including projected investment income and the impact of reinsurance, but excluding debt leverage) on capital required by PMIERs for 2018 on traditional mortgage insurance NIW. The target for 2018 STI (16%) represents a 14% increase compared to our 2017 actual performance (14.1%), with the increased target mainly attributable to the change in tax laws, partially offset by heightened competition in the MI industry.

(6)

Measured qualitatively, taking into consideration the various factors that influence our NEOs’ decision-making throughout the performance period. Performance against each of these strategic objectives, including performance highlights impacting the Committee’s assessment, was as follows:

2019 Proxy Statement 43

Compensation of Executive Officers and Directors

One Company (150% Result) Operating with a shared purpose, values and strategy across the organization to drive engagement, develop our talent, increase stockholder value and enhance the value proposition to customers Risk Management (175% Result) Ensure the Company maintains comprehensive enterprise risk management, including credit, operational, underwriting, counterparty, and risk/return discipline based on sound data and analytics, with an emphasis on risk culture, positive economic value, compliance and long-term Diversify & Grow (100% Result)Leverage our core competencies to enhance our value proposition to customers, grow our traditional MI business in innovative ways, and meaningfully expand our presence in the mortgage and real estate value chain beyond traditional MI Operational Excellence (125% Result) Enhance the quality, efficiency and performance of our operations and product and service delivery, applying technology as appropriate, to positively differentiate our business and enhance the customer experience and grow stockholder value Capital &Liquidity (200% Result) Optimize our capital and liquidity to achieve strategic objectives by ensuring ongoing compliance with the PMIERs, increased financial flexibility, and continuing to make meaningful progress towards investment grade ratings Enterprise-wide integration of our corporate values, internal communication platforms, technology infrastructure, financial management platforms, STI programs/performance management processes, talent acquisition, and employee recognition programs. Launched our new One Company Radian brand and developed a plan to complete roll-out enterprise-wide throughout 2019. Enhanced our counterparty risk management processes related to originators, services and reinsurers, including development of a servicer segmentation framework to improve our servicer risk management oversight and reporting. Leveraged our analytics-driven risk management framework to drive growth in the economic value of our insured MI portfolio, the ongoing evolution of risk-based pricing platforms (including launch of Radar Rates) and our ability consummate high value risk distribution strategies to shape our insured MI portfolio and reduce through-the-cycle risks and volatility. Achieved a record level of NIW (flow basis) in 2018, while growing our overall insured MI portfolio by over 10%, and increasing the economic value of the portfolio. Continued to participate in GSE credit risk transfer transactions at attractive risk-adjusted returns. Despite underperformance in our Services business compared to our financial plan, we continue to position this business for profitable growth through key investments in talent, facilities, technology, and three acquisitions, including a title insurance company. Continued to make significant progress in transforming our business into a digital enterprise, including ongoing progress in our MI modernization initiative focused on servicing, the transformation of our title platform, development of a new technology platform to support our real estate brokerage business, the consolidation of our finance systems, implementation of a new HR system, and completed acquisitions of a new technology platform for valuation services and a data analytics company. Improved the operational capabilities of our MI underwriting function, driving a 20% increase in productivity over 2017. Executed an integrated ILN and XOL Reinsurance transaction (first of its kind in the MI industry), securing capital relief under PMIERs and distributing risk to the capital markets and reinsurance markets to mitigate volatility in future economic and credit cycles. Paid a $450 million return of capital from Radian Guaranty to Radian Group company, representing the first return of capital from Radian Guaranty (outside of internal restructurings) since before the financial crisis. Repurchased approximately 3 million shares of our common stock in 2018.

2018 STI Payouts for NEOs

At the end of each performance year, each NEO (other than the CEO) provides a performance self-assessment to the CEO and the CEO provides a similar self-assessment to the Committee, in each case including his level of attainment of the specified performance goals. The CEO reviews the performance of each NEO (other than himself) against his respective performance goals and makes specific recommendations to the Committee regarding the amount of STI, if any, to be awarded. Maximum achievement can result in an STI award of up to 200% of the target amount, while performance below expectations can result in a below-target award or no award.

The Committee (or the independent directors in the case of the CEO) retains ultimate authority with respect to amounts awarded to the NEOs under the STI/MTI Plan. Although actual performance measured against the performance goals (as reflected by the STI funding levels discussed above) is the primary consideration for the STI awards, the Committee or the independent directors may, depending on the circumstances, exercise discretion in determining the amount to be awarded to each NEO. For each NEO, the Committee or the independent directors may weight the various performance goals differently in light of the NEO’s role, giving appropriate consideration to the degree to which each NEO impacted our performance.

The following table sets forth, for each NEO: (i) the maximum amount that could have been awarded under the STI/MTI Plan for 2018 short-term performance (column a); (ii) the NEO’s target 2018 STI award (column b); (iii) the total amount actually awarded to the NEO based on 2018 short-term performance and paid as a bonus to the NEO (column c): and (iv) individual performance highlights for each NEO (column (d)).

44 2019 Proxy Statement

Compensation of Executive Officers and Directors

Name	(a) 2018 Maximum STI Award	(b) 2018 Target STI Award	(c) 2018 Total Amount Awarded ($ and % of Target)	(d) Individual Performance Highlights
Mr. Thornberry	$3,000,000	$1,500,000	$2,775,000 185%

•  Oversaw the Company’s strong financial performance and the successful execution of a capital plan to further strengthen our financial and liquidity positions

•  Drove a third-consecutive record performance year for our MI business with respect to flow NIW, while strengthening our Services business foundations to support our strategic diversification

•  Developed the new “One Radian” branding platform supporting our “One Company” vision

•  Developed a long-term strategic vision for the Company to grow our businesses and diversify our presence throughout the mortgage value chain

•  Drove integration of our corporate values, communication platforms, and employee programs across the enterprise

Mr. Hall	850,000	425,000	735,000 173%

•  Successfully executed a capital plan to further strengthen our financial and liquidity positions, including the MI industry’s first- ever combined ILN and XOL reinsurance transactions and Radian Guaranty’s $450 million return of capital to Radian Group

•  Focused organization on expense management that met internal and external financial goals

•  Led a rigorous review and negotiation of three acquisitions that complement our strategic diversification

Mr. Brummer	1,050,000	525,000	975,000 186%

•  Expanded the Company’s use of reinsurance to improve Radian Guaranty’s expected return on required capital and financial position under the PMIERs and to manage the Company’s MI portfolio

•  Led the development of the Company’s innovative, combined ILN and XOL structure that provided significant capital flexibility

•  Developed a strategy to offer a spectrum of risk-based pricing solutions for our customers

•  Improved Radian’s pricing and risk decision making capabilities

•  Further developed our use of data analytics to support our core expertise in mortgage risk and real estate services

Mr. Hoffman	850,000	425,000	785,000 185%

•  Managed various litigation and regulatory matters

•  Oversaw the legal execution of the Company’s pricing strategy (ensuring compliance and competitiveness) and capital plan to further strengthen our financial and liquidity positions

•  Completed the implementation of the Company’s “One Company” HR programs and information systems to strengthen our culture and talent development

•  Restructured our government relations function and successfully conducted a broad-based stockholder outreach program

Mr. McMahon	850,000	425,000	700,000 165%

•  Drove a “One Company” enterprise sales organization that further diversified revenue opportunities and strengthened our customer value proposition

•  Achieved a record setting level of NIW for our primary, flow MI business for a third consecutive year

2019 Proxy Statement 45

Compensation of Executive Officers and Directors

C.     Long-Term Incentive Program

Each year, in designing the annual LTI awards for the NEOs, the Committee reviews and assesses the types of awards that would best complement our existing LTI program to enhance long-term stockholder value. As part of its assessment, the Committee considers, among other things, the following factors:

(i)	Whether the awards will effectively motivate the NEOs to achieve rigorous, performance-based objectives in line with our long-term strategic vision for the Company;

(ii)	Whether the awards will remain motivational and retentive through various economic cycles;

(iii)	The potential financial, accounting and tax impact of the awards;

(iv)	Whether the award objectives will be clear to the NEOs, stockholders and other constituencies;

(v)	The potential impact of the awards on risk behavior; and

(vi)	Input from our stockholders with respect to the form and performance metrics for our awards.

LTI Awards Granted in 2018

For 2018, the Committee granted annual LTI awards to our NEOs comprising the following:

Time-Based RSUs: 33% Book Value RSUs: 67%

For 2018, the Committee chose these LTI components to: (1) focus our NEOs’ on driving growth in our book value, which more than any other performance metric, best reflects our ultimate success in executing upon our strategic plan; and (2) ensure that the annual LTI awards continue to include a retention component through various performance cycles. The Committee chose the mix of time-based and performance-based awards to ensure the award was predominantly performance-based, but also to ensure that a meaningful number of RSUs would vest annually for our NEOs, creating an on-going retention element to our LTI program that would persist through various business cycles. See “II. Executive Summary–Our 2018 Compensation Program–Two-Thirds of Annual LTI Awards are Performance-Based, Requiring Strong Absolute Growth in Book Value. Failure to Perform Over the Long-Term Significantly Diminishes our NEOs’ Realized Pay” above.

2018 Performance-Based RSUs.

The 2018 Book Value RSU (“BV RSU”) awards will vest on May 9, 2021, based on the attainment of specified performance goals, subject to certain conditions that could accelerate their vesting. Each vested BV RSU will be payable in one share of the Company’s common stock.

On the vesting date, each NEO will become vested in a number of shares of the Company’s common stock (from 0 to 200% of his BV RSU target) based on the Company’s cumulative growth in LTI Book Value per Share (as defined below) over a three-year performance period (from March 31, 2018 through March 31, 2021), as follows:

3-Year LTI Book Value per Share Growth (1)	Payout Percentage (1) (% of BV RSU Target)
≥60%	200%
50%	150%
40%	100%
30%	50%
<20%(2)	0%

46 2019 Proxy Statement

Compensation of Executive Officers and Directors

(1)	If the Company’s growth in LTI Book Value per Share falls between two referenced percentages, the payout percentage will be interpolated.

(2)	If the Company’s growth in LTI Book Value per Share is less than 20%, the payout percentage will be 0.

The Company’s “LTI Book Value per Share” is defined as: (A) Book Value adjusted to exclude: (1) accumulated other comprehensive income; and (2) the impact, if any, during the three-year performance period from declared dividends on common shares; divided by (B) basic shares of common stock outstanding.

The BV RSUs include a one-year, post-vesting holding period, such that the vested 2018 BV RSUs will not be converted into shares (other than shares withheld to pay taxes due at vesting) until the one-year anniversary of the vesting date of the 2018 BV RSUs. However, as set forth in the applicable grant instrument, the post-vesting holding period will not apply in certain circumstances, such as: (i) the NEO’s death or disability; (ii) the occurrence of a change of control after the end of the performance period; or (iii) certain terminations of employment in the event of a change of control before the end of the performance period.

The BV RSUs provide for “double trigger” vesting in the event of a change of control. In the event of a change of control of the Company before the end of the three-year performance period, the BV RSUs will become vested at the end of the three-year performance period, provided that the NEO remains employed by the Company through that date. If, in connection with the change of control, the NEO’s employment is terminated by the Company without “cause,” or the NEO terminates employment for “good reason” (as those terms are defined in the grant instrument), in each case within 90 days before or within one year after a change of control, the BV RSUs will become vested upon such termination (or the date of the change of control, if later). The amount that will become vested in the event of a change of control will be at the projected performance achievement for the full performance period based on the Company’s performance through the end of the fiscal quarter immediately prior to the fiscal quarter in which the change of control occurs.

If a retirement eligible NEO retires before the end of the three-year performance period, generally the award will remain outstanding and will vest at the end of the performance period to the extent that the performance criteria are satisfied (or in the amount described above in the event of a change of control). Additionally, the BV RSUs will become fully vested at target (or in the amount described above in the event of a change of control) in the event of the NEO’s death or disability during employment.

Except as set forth above with respect to a termination of employment in connection with a change of control, if the NEO is involuntarily terminated by the Company other than for “cause” or the NEO terminates employment for “good reason,” in each case six months or more after the award is granted, and the NEO executes a written release of claims against the Company, a prorated portion of the unvested BV RSUs (based on the number of months that the NEO was employed following the date the award was granted) will remain outstanding and will represent the NEO’s new target award; provided however, that if termination occurs within six months prior to the end of the three-year performance period, the BV RSUs will not be prorated and the grant date target award will remain outstanding in its entirety. Any BV RSUs that remain outstanding will vest at the end of the performance period to the extent that the performance criteria are satisfied (or as described above in the event of a change of control).

The BV RSUs also include a provision that prohibits the NEO from competing with the Company and from soliciting the Company’s employees or customers for a period of 18 months with respect to Mr. Thornberry and a period of 12 months for each of the other NEOs (in each case, the “Restricted Period”) following termination of the NEO’s employment for any reason.

2018 Time-Based RSUs.

The Time-Based RSUs are scheduled to vest in pro rata installments on each of the first three anniversaries of the grant date (i.e., May 9, 2019, May 9, 2020 and May 9, 2021), as long as the NEO is an employee of the Company on the vesting date.

In the event of the NEO’s retirement, death or disability before the end of the three-year vesting period, any unvested Time-Based RSUs will become fully vested. Additionally, except as set forth below with respect to a termination of

2019 Proxy Statement 47

Compensation of Executive Officers and Directors

employment in connection with a change of control, if the NEO is involuntarily terminated by the Company other than for “cause” or the NEO terminates employment for “good reason” and the NEO executes a written release of claims against the Company, any unvested Time-Based RSUs will become vested as follows: (i) if the termination occurs up through and including the first anniversary of the grant date, one-third of the Time-Based RSUs awarded will become vested and the remaining Time-Based RSUs will be forfeited and (ii) if the termination occurs after the first anniversary of the grant date, all remaining unvested Time-Based RSUs will become fully vested.

The Time-Based RSU awards provide for “double trigger” vesting in the event of a change of control. In the event of a change of control of the Company, if the NEO’s employment is terminated by the Company without “cause,” or the NEO terminates employment for “good reason,” in each case within 90 days before or one year after a change of control, the Time-Based RSUs will become fully vested upon termination (or, the date of the change of control, if later).

The Time-Based RSUs also include a provision that prohibits the NEO from competing with the Company and from soliciting the Company’s employees or customers for the applicable Restricted Period following termination of the NEO’s employment for any reason.

Stock Ownership

Consistent with our compensation philosophy, we believe that senior management, including the NEOs, should have a significant equity investment in the Company to further align their interests and actions with the long-term interests of our stockholders and to further focus the NEOs on sustained performance.

Under our stock ownership guidelines, within three years of being designated an executive officer, Mr. Thornberry and the other NEOs are required to hold shares with a minimum aggregate market value equal to 7 times salary and 2.5 times salary, respectively. In addition, our 2016 through 2018 performance-based RSUs include a one-year, post-vesting share retention period applicable to all NEOs.

As of December 31, 2018, each of our NEOs was in compliance with our stock ownership guidelines. A NEO’s failure to comply with the guidelines will be considered by the Committee in determining subsequent equity compensation awards to the NEO, including potentially reducing or eliminating future equity awards and making awards otherwise paid in cash, such as STI awards, payable in stock and subject to these guidelines. Willful or intentional violations may also be considered “cause” for purposes of termination from employment.

V. Other Compensation

In addition to the primary components of their compensation, the NEOs receive additional compensation through their participation in our benefit plans as well as, to a very limited extent, through perquisites. For 2018, the NEOs also received the last outstanding MTI award, the 2017 MTI award.

A.    2017 MTI

Before 2018, the Committee regularly included an MTI component as part of the NEOs’ cash incentive programs, with performance under these MTI awards dependent upon the credit performance and profitability of the mortgage insurance that we wrote during a particular STI period. Each NEO’s MTI target for these years was established at the time that STI was awarded, with only 50% of the amount awarded being paid to the NEO as an STI bonus (as referenced in the “Bonus” column of our prior years’ Summary Compensation Tables), and the remaining 50% of each NEO’s STI award then becoming that NEO’s target MTI award for the full two-year MTI performance period.

48 2019 Proxy Statement

Compensation of Executive Officers and Directors

At the end of the two-year MTI performance period, the Committee then determined what percentage, if any, of the target MTI award would be paid to the NEOs based on the Company’s achievement of certain pre-established business and financial performance metrics and goals. Other than for determining the MTI target amount (which was derived based on each individual’s STI performance), individual officer performance was not evaluated for purposes of determining or paying the MTI awards, as all NEOs receive the same percentage payout relative to target. The following diagram illustrates the award process under our STI/MTI Plan for the 2017 STI/MTI awards:

STI/MTI Target % of Base Salary Awarded 0 - 200% of Target 50% 50% STI Paid MTI Target Established MTI Paid 0 - 115% of Target Performance Period MTI Performance Period January 2017 December 2017 March 2018 December 2018 STI Payment March 2019 MTI Payment

As illustrated above, the 2017 MTI target awards were established in March 2018 at the time that the 2017 STI awards were paid to the NEOs. Performance under the 2017 MTI award was measured based on the credit performance and profitability of the mortgage insurance we wrote in 2017, as measured through the end of 2018 by the Company’s cumulative incurred loss ratio, projected return on PMIERs capital and projected total profitability.

The Committee does not directly correlate payments under MTI awards with achievement of specific performance metrics, primarily because of the significant number of variables that affect both the credit performance and profitability of NIW, many of which are outside of our NEOs’ control. The Committee does, however, use business targets established by management in the ordinary course of business as a point of reference in assessing the strength of a particular NIW vintage.

2019 Proxy Statement 49

Compensation of Executive Officers and Directors

As of December 31, 2018, the two-year credit default rate for the 2017 portfolio was 0.8%, a favorable rate compared to historical rates for our MI business. As demonstrated in the chart below, with respect to credit default rate, the 2017 portfolio is similar to the post-financial crisis 2009 through 2016 portfolios and is significantly better than the pre-crisis 2001 through 2004 portfolios at the same point of development.

We have found early default experience, or EDE, which we define as the frequency of defaults occurring during the first six months following loan origination, to be a strong indicator of the underwriting quality of an insured portfolio. As demonstrated in the following chart, the performance of the 2017 portfolio of flow (loan-by-loan) insurance is consistent with the recent trend of extremely low EDE rates (well below historical experience), indicating that the underwriting quality for this book of business is very strong.

50 2019 Proxy Statement

Compensation of Executive Officers and Directors

The chart above excludes defaults in areas that, following hurricanes Harvey and Irma in the third quarter of 2017, the U.S. Federal Emergency Management Agency designated as individual assistance disaster areas, as most of these defaults, as expected, have cured and generally are not considered credit related. See pages 102 to 107 of our Annual Report on Form 10-K for the year ended December 31, 2018 for further information.

In addition to credit performance, the Committee evaluates the projected profitability of an insured portfolio to assess its overall strength of performance and potential value creation. As demonstrated in the following table, as of December 31, 2018, the 2017 portfolio yielded a loss ratio of 5.1%, generally in line with the 2009 through 2016 portfolio average of 4.5%, despite modest pricing reductions in recent years. As a result, similar to our other post-crisis vintages, the 2017 insured portfolio is expected to produce strong profitability. Loss ratio is calculated as the provision for losses as a percentage of net premiums earned.

(1)	Represents inception-to-date losses incurred as a percentage of net premiums earned.

To date, the credit performance of the 2017 insured portfolio has been stronger than originally anticipated, with the total projected, life of loan unlevered return for this portfolio (i.e., after-tax underwriting returns plus projected investment income) as of December 31, 2018 falling within our targeted return range and having increased from our initial expectation. This has translated to better than anticipated projected profitability for the portfolio, with the projected lifetime after-tax net income for the 2017 portfolio now higher than our original estimates.

2019 Proxy Statement 51

Compensation of Executive Officers and Directors

In light of the strong credit performance and better than projected profitability of our 2017 portfolio of flow insurance, this portfolio is expected to generate significant economic value for the Company. As a result, the Committee awarded the maximum payout of 115% of target for the 2017 MTI awards. These amounts are included in the “Non-Equity Incentive Plan Compensation” column of our 2018 Summary Compensation Table, and the following table illustrates for each NEO the target award amount and the amount awarded under the 2017 MTI award.

Executive Officer	2017 MTI Target	Approved Payout
Richard G. Thornberry	$937,500	$1,078,125
J. Franklin Hall	$250,000	$ 287,500
Derek V. Brummer	$307,500	$ 353,625
Edward J. Hoffman	$272,500	$ 313,375
Brien J. McMahon	$255,000	$ 293,250

B.    Retirement Compensation

We are committed to providing all of the Company’s employees with competitive benefits that make sense for their financial security.

Savings Incentive Plan

The Savings Plan serves as a retirement vehicle for the NEOs and other employees. The Savings Plan, among other things, provides for quarterly matching contributions by Radian equal to 100% of employee contributions (up to 6.0% of eligible pay for 2018). Each of the NEOs participated in the Savings Plan in 2018.

Benefit Restoration Plan

We maintain the Radian Group Inc. Benefit Restoration Plan (“BRP”) to provide additional retirement benefits to our employees who are eligible to participate in the Savings Plan and whose benefits under the Savings Plan are limited by applicable IRS limits on eligible compensation. See “—Nonqualified Deferred Compensation” below. We believe the BRP is an appropriate plan for employees and stockholders for the following reasons:

•

Participation is predominately based on compensation earned rather than an employee’s title or position. All employees whose eligible pay exceeds the IRS compensation limit ($275,000 for 2018) are eligible to participate in the BRP in the same year in which they exceed the IRS limit. The Company makes annual contributions to each participant’s account based on eligible compensation;

•	The same formula for calculating benefits under the BRP is used for all participants, creating alignment throughout the organization; and

•

In determining benefits under the BRP, bonus and commissions will affect a participant’s contribution only for the year in which they occur. As a result, compensation in one year is not locked into the benefit formula going forward.

C.    Deferred Compensation

We maintain a voluntary deferred compensation plan for the Company’s executive officers. The deferred compensation plan allows executive officers to defer (or if amounts were previously deferred, to re-defer subject to certain limitations) receipt of all or a portion of cash received under their STI/MTI awards and the cash or shares associated with the vesting of RSUs. Deferring compensation allows executive officers to invest such amounts during the deferral period. The deferred compensation program complies with the requirements of applicable IRS regulations. See “—Nonqualified Deferred Compensation” below.

D.    Perquisites

In the ordinary course, perquisites generally represent an immaterial component of our NEOs’ compensation. In 2018, Mr. Thornberry received no perquisites, and the perquisites for each of our other NEOs represented less than 1% of total salary.

52 2019 Proxy Statement

Compensation of Executive Officers and Directors

VI. Severance Agreements

The Committee believes that maintaining severance arrangements is a necessary means for recruiting, motivating and retaining executive officers in the competitive industries in which we participate. We want our NEOs’ sole focus to be on our business and the interests of our stockholders. Further, we believe it is important to be transparent with respect to amounts that the NEOs could receive in the event of their termination. We believe our existing severance agreements, including the benefits provided, are consistent with, and in some cases more conservative than, current market practice.

The Committee regularly evaluates the ongoing need for severance agreements for the NEOs. We have designed and implemented a termination pay strategy for the Company with the primary purposes of:

•	Responsibly tailoring termination payment levels based on current market standards;

•	Providing clarity regarding future potential severance payments to the NEOs;

•	Applying a consistent approach to severance among the Company’s executive officers;

•	Imposing certain restrictive covenants that are important to the Company; and

•	Avoiding excessive payouts on an executive officer’s termination in connection with a change of control of the Company.

Consistent with this objective, we have put in place for each of the NEOs a consistent and reasonable approach to severance. In general, our current agreements provide each NEO with a multiple of the sum of their base salary and target incentive award under our STI/MTI Plan (two times for Mr. Thornberry and one times for all other NEOs) as well as a pro-rated target STI/MTI incentive award for the year of termination. Under these agreements, there is no accelerated or enhanced payment in the event of a change of control absent termination of employment and no gross-up for taxes.

See “—Current Executive Officers—Potential Payments upon Termination of Employment or Change of Control” below for a detailed discussion, including a quantification of, potential payments to the NEOs in connection with a termination event.

VII. Compliance with Internal Revenue Code Section 162(m)

Prior to 2018, Section 162(m) of the Code limited the deductibility of compensation over $1 million paid to a company’s chief executive officer and three next most highly compensated executive officers (other than the chief financial officer). To qualify for deductibility under Section 162(m), compensation in excess of $1 million per year paid to each of these executive officers generally must have been “performance-based” compensation as determined under Section 162(m). In general, to be performance-based compensation, the material terms of the performance goals under which the compensation is to be paid must have been disclosed to and approved by our stockholders before the compensation is paid. To the extent determinable and as one of the factors in its consideration of compensation matters, the Committee considered the anticipated tax treatment to the Company and to the executive officers of various payments and benefits.

Effective for 2018, the exemption from Section 162(m)’s deduction limit for performance-based compensation was repealed. As a result, compensation in excess of $1 million paid to a Company’s chief financial officer and any executive officers covered by 162(m) in any taxable year after December 31, 2016, is no longer deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Management and the Committee have evaluated these changes to 162(m) and plan to take them into consideration, along with such other factors as discussed above in “I. Compensation Principles and Objectives,” when structuring future incentive awards for our NEOs. However, the Committee may decide to provide non-deductible compensation if it determines that such action is in our best interests and those of our stockholders.

VIII. Anti-Hedging, Clawbacks and

Pledging of Securities

Our Code of Conduct specifically prohibits our employees and directors from engaging in all forms of speculative transactions in Radian securities.

The Board has adopted a clawback policy that: (1) requires the Committee to seek recoupment of incentive compensation in the event of a material restatement of the Company’s financial results; and (2) authorizes the Committee, in its discretion, to seek recoupment in the event of a determination that the level of achievement of an objectively quantifiable financial performance measure or goal was materially overstated. The clawback policy applies to the Company’s executive officers under Section 16 of the Exchange Act (including the NEOs) and any other officer who engaged in fraud or other misconduct in connection with a restatement or overstatement. The clawback

2019 Proxy Statement 53

Compensation of Executive Officers and Directors

policy covers all incentive compensation paid to an officer during the three-year period preceding the restatement or overstatement.

Compensation and Human Resources Committee Report

The Compensation and Human Resources Committee of our Board has reviewed the “Compensation Discussion and Analysis” section included above and discussed that analysis with our management. Based on its review and discussions with management, the Committee has recommended to our Board that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2018. This report is provided by the following independent directors, who constitute the Committee:

Members of the Compensation and

Human Resources Committee

Stephen T. Hopkins (Chair)

Howard B. Culang

Lisa W. Hess

Gaetano Muzio

Director Compensation

Each year, the Committee reviews and discusses the form and amount of our non-executive director compensation and recommends changes to the Board when it deems them appropriate. As part of this process, the Committee engages Pay Governance, the Committee’s independent compensation consultant, to perform an annual analysis of the competitive positioning of our director compensation program and to suggest changes, as necessary. In evaluating director compensation, the Committee is guided by the following principles:

•	director compensation should be made in proportion to the amount of work required of directors in companies of a comparable size and/or complexity to that of the Company, and in light of the current business environment;

•	directors’ interests should be aligned with the long-term interests of our stockholders;

•	the structure of the compensation should be transparent so that it can be easily understood by our stockholders; and

•	compensation should be consistent with director independence.

Effective January 1, 2019, upon the Committee’s recommendation, the Board approved changes to our non-executive director compensation program that were primarily intended to: (1) eliminate meeting fees in favor of fixed annual cash retainers; and (2) improve the balanced mix of compensation between cash awards and equity awards. Based on these changes, our non-executive director compensation structure changed as follows:

	Non-Executive Director Compensation(1)
Compensation Component	2018	2019
Annual Cash Retainer(2)
Non-Executive Chairman	$150,000	$250,000
Other Non-Executive Directors	$32,500	$110,000
Committee Chair Additional Retainer
Audit	$25,000	$25,000
Compensation & Human Resources	$25,000	$25,000
Credit Management	$25,000	$25,000
Governance	$10,000	$15,000
Finance & Investment	$10,000	$15,000
Board Meeting Fee(3)	$2,000	n/a
Annual Equity Compensation(4)
Non-Executive Chairman	$225,000	$250,000
Other Non-Executive Directors	$125,000	$130,000

(1)	Directors employed by us do not receive additional compensation for serving as director.

(2)	All non-executive directors receive an annual fee for their Board service, and the chairpersons of our standing committees receive an additional annual fee for their chair services.

(3)	For 2018, each non-executive director received a meeting fee for each Board meeting attended and for attendance at each meeting of a committee on which he or she served.

(4)

Non-executive directors receive an annual equity award to compensate them for services rendered as well as to further align their long-term interests with those of our stockholders. The amounts in the table represent the grant date fair value of awards granted to our non-executive directors. See “—Equity Compensation” below.

54 2019 Proxy Statement

Compensation of Executive Officers and Directors

Nonqualified Deferred Compensation

We maintain a voluntary deferred compensation plan for our non-executive directors. The voluntary deferred compensation plan allows non-executive directors to defer (or if amounts were previously deferred, to re-defer subject to certain limitations) receipt of all or a portion of their cash compensation and equity awards and to invest such amounts during the deferral period. Our non-executive directors are not entitled to participate in our retirement plans. See “Executive Compensation—Nonqualified Deferred Compensation” below for more information.

Equity Compensation

Each year, the Committee considers and recommends to our Board the form of annual equity awards to be granted to our non-executive directors. The form of annual equity awards may include any equity instrument that is available for issuance to non-executive directors under our Amended and Restated Equity Plan. The awards may be settled in cash or in shares of the Company’s common stock, as recommended by the Committee and approved by the Board. The terms of the awards (e.g., vesting, change of control, retirement) likewise are approved by the Board, following a recommendation by the Committee. From 2009 through 2018, the annual equity awards granted to non-executive directors have been in the form of time-based RSUs. Unless the Committee determines otherwise (before the beginning of the year for which equity awards are earned), we anticipate that future equity awards will continue to be granted in the form of time-based RSUs.

Beginning with the 2018 annual equity awards, RSUs granted to non-executive directors vest in their entirety one-year from the grant date or earlier upon the director’s retirement, death or disability. RSUs granted to non-executive directors prior to 2018 vest in their entirety three years from the grant date or earlier upon the director’s retirement, death or disability. Messrs. Wender, Carney, Culang, Hopkins, Muzio and Spiegel currently are retirement eligible (defined as age 65 and five years of service or age 55 and 10 years of service). In addition, the Committee, in its discretion, may accelerate vesting under certain circumstances if the non-executive director has a separation from service, including a separation from service following a change of control. Notwithstanding the earlier vesting of non-executive director RSUs, the RSUs generally are not converted into shares until the director’s termination of service with us. As a result of this structure, a director continues to have pay-at-risk associated with his or her annual equity awards for the full tenure of his or her service to the Board. Each RSU is convertible into one share of our common stock. The RSUs do not entitle our non-executive directors to voting or dividend rights.

Any director who joins the Board prior to, or in connection with, the Company’s annual meeting of stockholders is entitled to a full annual equity award at the regularly scheduled quarterly Board meeting immediately following the Company’s annual meeting. Directors who leave the Board other than for cause (including in the event of retirement, death or disability) are entitled to a pro-rated cash award for the period of time served since the Company’s last annual meeting of stockholders. This award is calculated by dividing the number of days served since the last annual meeting of stockholders by 365 and multiplying this percentage by the fair market value of the annual equity award to non-executive directors. In addition, Mr. Wender is entitled to a similar pro-ration with respect to his annual equity award for serving as non-executive Chairman.

Stockownership Requirements

Our Board views equity ownership in Radian as an important means of aligning directors’ and stockholders’ interests, and it has adopted meaningful stock ownership guidelines for the Company’s non-executive directors. Under these requirements, within three years of joining the Board, the non-executive Chairman is required to hold a minimum direct investment in Radian equal to a market value of at least $1,500,000, and the other non-executive directors are each required to hold a minimum direct investment in Radian equal to a market value of at least $350,000. Unless a director holds more than the applicable threshold market value, that director is not permitted to sell shares or other holdings of the Company that he or she owns, subject to certain limited exceptions. Each of our non-executive directors satisfied our stock ownership requirements as of December 31, 2018.

Other Items

In addition to the amounts reported above, we also pay for or reimburse directors for travel expenses related to attending Board, committee or other company business meetings and approved educational seminars.

2019 Proxy Statement 55

Compensation of Executive Officers and Directors

The following table provides information about compensation paid to each of our non-executive directors in 2018.

2018 Director Compensation

Name	Fees or Paid in Cash ($)		Stock Awards(2) ($)	Change to Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation ($)	Total ($)
Herbert Wender	546,163	(4)	225,000	—	—	771,163
David C. Carney	129,125		125,000	—	—	254,125
Howard B. Culang	119,125		125,000	—	—	244,125
Debra Hess(1)	—		—	—	—	—
Lisa W. Hess	85,875		125,000	—	—	210,875
Stephen T. Hopkins	119,125		125,000	—	—	244,125
Gaetano Muzio	76,375		125,000	—	—	201,375
Gregory V. Serio	105,875		125,000	—	—	230,875
Noel J. Spiegel	96,375		125,000	—	—	221,375
David H. Stevens(1)	—		—	—	—	—

(1)	Ms. Debra Hess and Mr. Stevens were appointed as directors of the Company on March 19, 2019, and therefore did not receive any director compensation for 2018.

(2)

Represents the grant date fair value of awards computed in accordance with the accounting standard regarding share-based compensation payments. Each non-executive director who was elected at our 2018 Annual Meeting of Stockholders was awarded 7,833 RSUs (stock settled) on May 9, 2018, with a grant date fair value of $125,000. In addition, Mr. Wender received an additional award of 6,266 RSUs (stock settled) with a grant date fair value of $100,000 for his service as non-executive Chairman. For a discussion of the assumptions used in calculating the grant date fair values, see Note 16, “Share-Based and Other Compensation Programs,” of Notes to Consolidated Financial Statements in our 2018 Annual Report on Form 10-K.

As of December 31, 2018, each non-executive director held the following number of shares of phantom stock and RSUs pursuant to grants awarded by the Company:

Name	Shares of Phantom Stock* (#)	Restricted Stock Units (#)
Mr. Wender	57,459	312,991
Mr. Carney	59,555	167,706
Mr. Culang	58,720	167,706
Ms. Debra Hess	—	—
Ms. Lisa Hess	—	113,760
Mr. Hopkins	58,720	167,706
Mr. Muzio	—	92,964
Mr. Serio	—	92,964
Mr. Spiegel	—	113,760
Mr. Stevens	—	—

*Includes dividend equivalents to be issued upon conversion of the phantom shares accrued through March 10, 2019.

(3)	We do not pay above-market or preferential interest or earnings on amounts deferred under the Radian Director Deferred Compensation Plan.

56 2019 Proxy Statement

Compensation of Executive Officers and Directors

(4)	Mr. Wender deferred 100% of his cash compensation paid in 2018 pursuant to the Radian Voluntary Deferred Compensation Plan for Directors.

Executive Compensation

The following table describes our compensatory and other arrangements with: (1) Mr. Thornberry, our principal executive officer; (2) Mr. Hall, our principal financial officer; and (3) Messrs. Brummer, Hoffman, and McMahon, our three most highly compensated executive officers (other than our principal executive officer and principal financial officer) serving as executive officers at December 31, 2018.

2018 Summary Compensation Table

Name/Title	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Richard G. Thornberry Chief Executive Officer (Principal Executive Officer)	2018	800,000	2,775,000	4,800,169	—	1,078,125	80,397	9,533,691
	2017	605,769	1,437,500	4,749,044	—	—	84,503	6,876,816

J. Franklin Hall Senior Executive V.P., Chief Financial Officer	2018	425,000	735,000	825,345	—	287,500	31,839	2,304,684
	2017	400,000	250,000	625,055	—	316,250	23,309	1,614,614
	2016	400,000	275,000	546,330	125,000	212,500	23,309	1,582,139
Derek V. Brummer Senior Executive V.P., Mortgage Insurance and Risk Services	2018	475,000	975,000	1,012,570	—	353,625	46,656	2,862,851
	2017	450,000	307,500	718,721	—	388,125	30,081	1,894,427
	2016	415,000	337,500	788,090	143,828	271,875	28,113	1,984,406
Edward J. Hoffman Senior Executive V.P., General Counsel and Corporate Secretary	2018	425,000	785,000	825,345	—	313,375	35,900	2,384,620
	2017	400,000	272,500	625,055	—	388,125	26,452	1,712,132
	2016	400,000	337,500	706,080	125,000	250,000	26,452	1,845,032
Brien J. McMahon Senior Executive V.P., Chief Franchise Officer	2018	425,000	700,000	825,345	—	293,250	47,412	2,291,007
	2017	350,000	255,000	686,435	—	339,308	32,667	1,663,410

(1)

Represents the STI award paid to each of our NEOs under our STI/MTI Plan for the performance year in which it was earned. For 2018, each NEO was paid 100% of his STI award for the year earned. For 2017 and 2016, each NEO was paid 50% of his STI award for the year earned, with the remaining 50% forming the NEO’s target MTI award. MTI award payments are reported in the “Non-Equity Incentive Plan Compensation” column, as described in footnote (3) below. See “—Compensation Discussion and Analysis—IV. Primary Components of Compensation—B. Short-Term Incentive Program.”

(2)

Represents the grant date fair value of the awards computed in accordance with the accounting standard regarding share-based compensation payments. For a discussion of the assumptions used in calculating the grant date fair values, see Note 16, “Share-Based and Other Compensation Programs,” of Notes to Consolidated Financial Statements in our 2018 Annual Report on Form 10-K.

2019 Proxy Statement 57

Compensation of Executive Officers and Directors

In accordance with the rules of the SEC, the amounts in the “Stock Awards” column include the grant date fair values of the BV RSUs granted in 2018, 2017 and 2016, taking into account our perspective, as of the applicable grant date, regarding the probability for payout of the awards (175%, 175% and 200% for the 2018, 2017 and 2016 awards, respectively). The actual value that may be received by our NEOs will depend on our performance against the applicable performance conditions at the end of the applicable performance period. If the value of the BV RSU awards for 2018, 2017 and 2016 were shown assuming the highest level of the applicable performance conditions were achieved (200%), the amounts reflected for this column in the table above would have been:

	Fiscal 2018 Grants		Fiscal 2017 Grants		Fiscal 2016 Grants
Name	Probable Outcome ($)	Highest Level of Performance ($)	Probable Outcome ($)	Highest Level of Performance ($)	Probable Outcome ($)		Highest Level of Performance ($)
Richard G. Thornberry	$4,800,169	$5,333,521	$4,749,044	$5,000,260	$	N/A	$	N/A
J. Franklin Hall	$825,345	$917,041	$625,055	$666,924		$546,330		$546,330
Derek V. Brummer	$1,012,570	$1,125,069	$718,721	$766,890		$788,090		$788,090
Edward J. Hoffman	$825,345	$917,041	$625,055	$666,924		$706,080		$706,080
Brien J. McMahon	$825,345	$917,041	$686,435	$719,952		*		*

*Value of BV RSU awards for 2016 are not presented for Mr. McMahon who was not an executive officer for 2016.

For Mr. Thornberry, amounts reported for 2017 also include a one-time grant of 53,534 time-based RSUs that were granted on his initial employment date with the Company to further align his interests with the interests of the Company’s stockholders. For Mr. McMahon, amounts reported for 2017 also include a one-time grant of 10,000 time-based RSUs that were granted in connection with our CEO transition and prior to him being designated as an executive officer.

(3)

Represents the MTI award paid to each of our NEOs with respect to the year in which it is earned (for 2018, reported amounts represent payments pursuant to the 2017 MTI award, covering the 2017 through 2018 performance period). See “—Compensation Discussion and Analysis—IV. Primary Components of Compensation—B. Short-Term Incentive Program.”

(4)	For 2018, “All Other Compensation” includes the following amounts:

Name	Savings Plan Contributions ($)	Benefit Restoration Plan Contributions ($)	Imputed Income for long-term disability insurance ($)	Imputed income for life insurance ($)	Other ($)	Tax Gross-Ups ($)		Total ($)
Richard G. Thornberry	16,500	43,428	4,056	16,413	0	0		80,397
J. Franklin Hall	16,500	15,339	0	0	0	0		31,839
Derek V. Brummer	16,500	19,096	2,018	1,842	7,200(a)	0		46,656
Edward J. Hoffman	16,500	15,339	2,167	1,894	0	0		35,900
Brien J. McMahon	16,500	15,267	3,372	4,253	4,634(b)	3,386	(c)	47,412

(a)	Reflects the value of parking benefits provided to Mr. Brummer.

(b)	Reflects income recognized in connection with family travel to accompany Mr. McMahon to a business-related event.

(c)	Represents tax gross-up payments for income recognized by Mr. McMahon in connection with his and his family’s travel to and attendance at a business-related event.

58 2019 Proxy Statement

Compensation of Executive Officers and Directors

2018 Grants of Plan Based Awards

		Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts under Equity Incentive Plan Awards (2)		All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock and Option
Name	Grant Date	Target ($)	Maximum ($)	Target (#)	Maximum (#)	Units (#) (3)	Awards ($) (4)
Richard G. Thornberry	2/13/2018	937,500	1,078,125
	5/9/2018					66,920	1,066,705
	5/9/2018			150,240	300,480		3,733,464
J. Franklin Hall	2/13/2018	250,000	287,500
	5/9/2018					11,510	183,469
	5/9/2018			25,830	51,660		641,876
Derek V. Brummer	2/13/2018	307,500	353,625
	5/9/2018					14,120	225,073
	5/9/2018			31,690	63,380		787,497
Edward J. Hoffman	2/13/2018	272,500	313,375
	5/9/2018					11,510	183,469
	5/9/2018			25,830	51,660		641,876
Brien J. McMahon	2/13/2018	255,000	293,250
	5/9/2018					11,510	183,469
	5/9/2018			25,830	51,660		641,876

(1)

Represents the 2017 MTI award (covering the 2017 through 2018 performance period) granted under our STI/MTI Plan. As discussed above under “—Compensation Discussion and Analysis—IV. Primary Components of Compensation—B. Short-Term Incentive Program,” each NEO’s target 2017 MTI award was established in 2018, in connection with the payment of the 2017 STI awards. Each NEO was entitled to a cash payment for the two-year performance period ranging from 0% to 115% of his target 2017 MTI award. See the 2018 Summary Compensation Table for the amounts paid to each NEO under this award. These awards do not have a threshold level or equivalent.

(2)

Represents the target and maximum number of shares that may be issued pursuant to the BV RSU awards granted to each of the NEOs under the Amended and Restated Equity Plan. At the end of the performance period, the NEOs will be entitled to receive a number of RSUs (from 0 to 200% of target) based the Company’s absolute growth in LTI Book Value per Share (as defined under the awards). The grant date fair value incorporates our perspective regarding the probability of the payout for this award. For more information, see “—Compensation Discussion and Analysis—IV. Primary Components of Compensation—C. Long-Term Incentive Program— LTI Awards Granted in 2018—2018 Performance-Based RSUs.” These awards do not have a threshold level or equivalent.

(3)

Represents the 2018 Time-Based RSUs granted to our NEOs. For more information, see “—Compensation Discussion and Analysis—IV. Primary Components of Compensation—C. Long-Term Incentive Program—LTI Awards Granted in 2018—2018 Time-Based RSUs.”

(4)

Represents the grant date fair value of the awards computed in accordance with the accounting standard regarding share-based compensation payments. For a discussion of the assumptions used in calculating these amounts, see Note 16, “Share-Based and Other Compensation Programs,” of Notes to Consolidated Financial Statements in our 2018 Annual Report on Form 10-K. For the BV RSUs, the grant date fair value incorporates our perspective as of the grant date regarding the probability for payout of the awards. Actual amounts to be paid to our NEOs will depend on our performance against the applicable performance conditions at the end of the applicable performance period.

2019 Proxy Statement 59

Compensation of Executive Officers and Directors

Outstanding Equity Awards at 2018 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#) (1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units of Stock that Have Not Vested ($) (1)
Richard G. Thornberry						53,534	(2)	$875,816
						40,341	(3)	$659,979
									134,760	(4)	$2,204,674
									62,290	(5)	$1,019,064
						66,920	(6)	$1,094,811
									300,480	(7)	$4,915,853
J. Franklin Hall	0	7,640	(8)	18.42	7/8/2025
	0	12,880	(9)	12.16	5/10/2026
									63,020	(10)	$1,031,007
						6,727	(3)	$110,054
									22,460	(4)	$367,446
									10,390	(5)	$169,980
						11,510	(6)	$188,304
									51,660	(7)	$845,158
Derek V. Brummer	13,130	0		13.99	5/13/2023
	11,790	0		15.44	6/16/2024
	0	8,780	(8)	18.42	7/8/2025
	0	14,820	(9)	12.16	5/10/2026
									72,480	(10)	$1,185,773
						7,732	(3)	$126,496
									25,840	(4)	$422,742
									11,940	(5)	$195,338
						14,120	(6)	$231,003
									63,380	(7)	$1,036,897
Edward J. Hoffman	43,090	0		2.45	6/5/2022
	9,990	0		13.99	5/13/2023
	10,260	0		15.44	6/16/2024
	0	7,640	(8)	18.42	7/8/2025
	0	12,880	(9)	12.16	5/10/2026
									63,020	(10)	$1,031,007
						6,727	(3)	$110,054
									22,460	(4)	$367,446
									10,390	(5)	$169,980
						11,510	(6)	$188,304
									51,660	(7)	$845,158
Brien J. McMahon	50,920	0		2.45	6/5/2022
	9,140	0		13.99	5/13/2023
	8,210	0		15.44	6/16/2024
	0	6,110	(8)	18.42	7/8/2025
	0	10,310	(9)	12.16	5/10/2026
									50,420	(10)	$824,871
						10,000	(11)	$163,600
						5,381	(3)	$88,033
									17,980	(4)	$294,153
									8,310	(5)	$135,952
						11,510	(6)	$188,304
									51,660	(7)	$845,158

60 2019 Proxy Statement

Compensation of Executive Officers and Directors

(1)

Unless otherwise noted, the number of unearned shares or units of stock that have not vested are reported assuming a payout of 100% of the target award level. The dollar amounts shown were calculated based on the closing price of our common stock on the NYSE on December 31, 2018 of $16.36.

(2)	Sign-On RSUs (as defined below) that vest pro rata on the second, third, and fourth anniversaries of the date of grant, subject to certain conditions.

(3)	2017 Time-Based RSUs that are scheduled to vest pro rata on the first, second, and third anniversaries of the date of grant, subject to certain conditions.

(4)

BV RSUs scheduled to vest on May 10, 2020, with a post-vesting retention period (net of shares withheld for taxes) of one year. These performance-based RSUs have a potential payout ranging from 0% to 200% of the RSUs scheduled to vest, subject to certain conditions. Based on actual performance through December 31, 2018, we project that our NEOs will be entitled to a number of RSUs at the end of the performance period in excess of their target amount. Accordingly, pursuant to SEC rules and guidance, we have reported the maximum number of RSUs that may be received under these awards. The final number of RSUs to be awarded will not be determined until the vesting date, based on actual performance at that time.

(5)

TSR RSUs scheduled to vest on May 10, 2020, with a post-vesting retention period (net of shares withheld for taxes) of one year. These performance-based RSUs have a potential payout ranging from 0% to 200% of the RSUs scheduled to vest, subject to certain conditions. Based on actual performance through December 31, 2018, we estimated that our NEOs would have been entitled to a number of RSUs below their target amounts, but greater than 0. Accordingly, pursuant to SEC rules and guidance, we have reported the target number of RSUs that may be received under these awards. The final number of RSUs to be awarded will not be determined until the vesting date, based on actual performance at that time.

(6)	2018 Time-Based RSUs that are scheduled to vest pro rata on the first, second, and third anniversaries of the date of grant, subject to certain conditions.

(7)

BV RSUs scheduled to vest on May 9, 2021, with a post-vesting retention period (net of shares withheld for taxes) of one year. These performance-based RSUs have a potential payout ranging from 0% to 200% of the RSUs scheduled to vest, subject to certain conditions. Based on actual performance through December 31, 2018, we project that our NEOs will be entitled to a number of RSUs at the end of the performance period in excess of their target amount. Accordingly, pursuant to SEC rules and guidance, we have reported the maximum number of RSUs that may be received under these awards. The final number of RSUs to be awarded will not be determined until the vesting date, based on actual performance at that time.

(8)

Options scheduled to vest in two equal installments on each of the following dates: July 9, 2018 and July 9, 2019, provided that the options will vest only if the closing price of the Company’s common stock on the NYSE exceeds $23.03 (125% of the option exercise price) for ten consecutive trading days ending on or any time after July 9, 2018, the third anniversary of the date of grant.

(9)

Options scheduled to vest in two equal installments on each of the following dates: May 11, 2019 and May 11, 2020, provided that the options will vest only if the closing price of the Company’s common stock on the NYSE exceeds $15.20 (125% of the option exercise price) for ten consecutive trading days ending on or any time after May 11, 2019, the third anniversary of the date of grant.

(10)

Performance-based RSUs with performance dependent upon our TSR performance against a group of peers and our absolute growth in book value per share (as defined in the grant instrument), in each case over a three-year performance period. These performance-based RSUs are scheduled to vest on May 11, 2019, with a post-vesting retention period (net of shares withheld for taxes) of one year. These performance-based RSUs have a potential payout ranging from 0% to 200% of the RSUs scheduled to vest, subject to certain conditions. Based on actual performance through December 31, 2018, and taking into consideration our projected TSR performance and projected growth in book value per share as of the end of the performance period, we estimated that our NEOs would have been entitled to a number of RSUs in excess of their target amounts. Accordingly, pursuant to SEC rules and guidance, we have reported the maximum number of RSUs that may be received under these awards. The final number of RSUs to be awarded will not be determined until the vesting date, based on actual performance at that time.

(11)	RSUs subject to time-based vesting that vested on February 24, 2019, the second anniversary of the date of grant. These RSUs were granted as a one-time special recognition award to Mr. McMahon.

2019 Proxy Statement 61

Compensation of Executive Officers and Directors

Option Exercises and Stock Vested During 2018

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Richard G. Thornberry	0	0	19,869	315,520
J. Franklin Hall	0	0	3,313	52,610
Derek V. Brummer	0	0	18,808	371,121
Edward J. Hoffman	14,985	191,209	18,313	363,260
Brien J. McMahon	0	0	2,649	42,066

(1)	Value realized on exercise reflects the difference between the closing price of the Company’s common stock as reported on the NYSE on the date of exercise and the exercise price of the option.

(2)	Value realized on vesting reflects the number of RSUs that vested multiplied by the closing price of the Company’s common stock as reported on the NYSE on the vesting date.

Nonqualified Deferred Compensation

Directors and Officers Deferred Compensation Plans

We maintain a voluntary deferred compensation plan for senior officers and a voluntary deferred compensation plan for our non-executive directors. The voluntary deferred compensation plan for officers allows eligible officers (including the NEOs) to defer the receipt of: (1) all or a portion of bonus amounts payable under the STI/MTI Plan; and (2) cash or shares that would otherwise be payable upon the vesting of RSUs. The deferred compensation plan for non-executive directors allows the directors to defer the receipt of: (1) all or a portion of their cash compensation; and (2) cash or shares that would otherwise be payable upon the vesting of RSUs.

With respect to cash compensation, a participant must generally make a binding written election before the calendar year in which the compensation is earned (or in the case of a multi-year performance period, before the first year of the performance period) to defer payment of such compensation for at least two full calendar years beyond the year for which the election is made (or until such other time as is specified under the applicable plan). With respect to RSUs, the election must generally be made before the calendar year in which the services related to the RSUs will be performed; provided that in the case of the officers’ deferred compensation plan, if the RSUs qualify as “performance-based compensation,” as set forth in Section 409A of the Code, a deferral election may be made no later than six months before the end of the performance period for which the RSUs are earned (and in no event later than the date on which the amount of the RSUs to be issued becomes known). Subject to certain requirements and conditions set forth in the plan, non-executive directors may elect to further defer amounts previously deferred under the plan.

Cash amounts deferred under the plans that are credited to a participant’s deferred compensation account are credited with earnings and debited with losses based on a hypothetical investment selected by the participant in one or more investment funds designated by the Committee (the “Notional Fund Return”). We do not pay guaranteed, above-market or preferential interest or earnings on deferred amounts. The portion of a participant’s account related to vested and unvested deferred stock-settled RSUs and unvested deferred cash-settled RSUs is denominated in notional shares of Radian’s common stock and is adjusted for any increases or decreases in value of the common stock. For deferred cash-settled RSUs, upon vesting, the notional cash amount associated with the deferred cash-settled RSUs is credited to the participant’s deferred compensation account and is credited with earnings and debited with losses based on the Notional Fund Return, as described above. Subject to the requirements of Section 409A of the Code, participants’ accounts are distributed on the dates specified in their deferral election forms or, in certain cases, upon an earlier termination of employment or service, in the form elected by the participant (either lump sum or installments in accordance with the terms of the plans), unless another form is specified by the terms of the applicable plan.

Deferring compensation defers income tax liability on that compensation until it is paid to the participant. The plans are not funded, and the deferred amounts are not segregated from our general assets. Accordingly, participants in each plan are general unsecured creditors of Radian with respect to the amounts due under the plans.

62 2019 Proxy Statement

Compensation of Executive Officers and Directors

Benefit Restoration Plan

We adopted a nonqualified BRP effective January 1, 2007. Participants in the BRP are entitled, among other things, to the following:

•

Each participant in our prior Supplemental Executive Retirement Plan (the “SERP”), which was terminated effective December 31, 2006, received an initial balance in the BRP equal to the then-present value of the participant’s SERP benefit as of such date;

•

For each plan year, we credit each participant’s account (regardless of whether the participant contributed any amount to the Savings Plan during the plan year) with an amount equal to a percentage (6.0% for 2018) of the participant’s “eligible compensation,” defined generally as base salary (including commission income, if applicable) in excess of applicable IRS limits with regard to contributions to the Savings Plan, plus certain bonus and commissions;

•

For each participant who was eligible to receive a transition credit under the Savings Plan when the BRP became effective, we also provided an additional transition credit under the BRP based on each participant’s eligible compensation under the BRP for the years 2007 through 2011; and

•	Our Board also may make discretionary, pro rata (based on eligible compensation) credits to participants under the BRP.

Participants are immediately vested in all amounts credited by us (along with any notional income and/or gains attributable to the credits) as part of the company credit and transition credits. Discretionary credits, if any, generally vest upon completion of three years of service with us, and amounts carried over from the SERP generally vest upon ten years of service with us, in each case, with service credit for those years of service completed prior to receipt of such credits. Discretionary credits, if any, become fully vested upon death, disability or a change of control. To date, our Board has not made any discretionary credits to participants under the BRP.

A participant’s interest in the BRP is an unfunded bookkeeping account that the participant may elect to invest in one or more notional investment alternatives designated by the Committee. Participants are not permitted to make voluntary contributions under the BRP. Subject to compliance with applicable tax rules, payouts under the plan are made in a lump sum following the participant’s death or separation from service.

2019 Proxy Statement 63

Compensation of Executive Officers and Directors

The following table sets forth information relating to our voluntary deferred compensation plan for officers and the BRP for each of the NEOs:

2018 Nonqualified Deferred Compensation

Name	Plan Name (1)	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings (Losses) in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
Richard G. Thornberry	DCP	—	—	—	—	—
	BRP	*	43,428	(1,548)	—	56,990
J. Franklin Hall	DCP	—	—	—	—	—
	BRP	*	15,339	(2,574)	—	42,286
Derek V. Brummer	DCP	—	—	—	—	—
	BRP	*	19,096	(13,945)	—	207,717
Edward J. Hoffman	DCP	—	—	—	—	—
	BRP	*	15,339	2,063	—	110,023
Brien J. McMahon	DCP	—	—	—	—	—
	BRP	*	15,267	(6,135)	—	80,374

*	Not applicable. Participants are not permitted to make voluntary contributions under the BRP.

(1)	The Radian Voluntary Deferred Compensation Plan for Officers (“DCP”) and the BRP.

(2)	These amounts are also included in the All Other Compensation column of the 2018 Summary Compensation Table.

64 2019 Proxy Statement

Compensation of Executive Officers and Directors

CEO Compensation Arrangements and Agreements

On February 8, 2017, we entered into an employment agreement with Mr. Thornberry (the “CEO Employment Agreement”) providing that Mr. Thornberry would serve as the Company’s Chief Executive Officer, beginning March 6, 2017 (the “Employment Date”) for an initial three-year term (the “Initial Term”). The CEO Employment Agreement further provides that after the Initial Term, the agreement will automatically renew for successive one-year periods unless either the Company or Mr. Thornberry provides written notice of termination at least 90 days prior to the end of any renewal period (the Initial Term, together with any renewal periods, collectively, the “Term”). In addition, the CEO Employment Agreement provides that during the Term, Mr. Thornberry will be nominated as a member of our Board at each annual meeting of stockholders at which his seat on the Board is up for reelection.

Pursuant to the CEO Employment Agreement, Mr. Thornberry is entitled to: (1) an annual base salary of $750,000 (which may be increased, but not decreased, during the Term); (2) eligibility to earn an incentive award under the STI/MTI Plan in each fiscal year of the Term, with his target level for the STI/MTI Plan for the 2017-2018 STI/MTI period equal to $1,500,000 (the “2017 STI/MTI Target”); and (3) eligibility to receive long-term equity incentive awards in each fiscal year of the Term in amounts and on terms established by independent directors of the Board, with his 2017 LTI target equal to $3,000,000. The CEO Employment Agreement also provides that for each full fiscal year after 2017 during the Term, Mr. Thornberry’s total target compensation (comprised of annual base salary, target award under the STI/MTI Plan and target LTI awards) will not be less than $5,250,000, with his STI/MTI target and LTI target for those years to be established by the independent directors of the Board in accordance with the Company’s process for setting executive compensation (for information on the Company’s process, see “—Compensation Discussion and Analysis—III. Compensation Process and Oversight—C. Setting Compensation.”)

In addition to his annual compensation discussed above, under his CEO Employment Agreement Mr. Thornberry received: (1) a sign-on cash bonus of $500,000, which the Company paid to Mr. Thornberry as an inducement to join the Company and to compensate him for certain costs associated with transitioning his prior business activities; and (2) time-based RSUs with a grant date value equal of $1,000,000 (the “Sign-On RSUs”), which were granted to Mr. Thornberry on his Employment Date to further align his interests with those of our stockholders. The Sign-On RSUs vest in three equal installments on each of the second, third and fourth anniversaries of the grant date. In addition, Mr. Thornberry also received relocation assistance to facilitate his relocation to the Philadelphia area. Pursuant to the CEO Employment Agreement, in addition to any accrued obligations, Mr. Thornberry will receive the following severance benefits, in each case payable in accordance with the terms of the CEO Employment Agreement, if his employment is terminated without “cause” or if he terminates employment for “good reason” (as those terms are defined in the CEO Employment Agreement) and he executes and does not revoke a written release of any claims against the Company:

(1)	two times his base salary;

(2)

an amount equal to the greater of two times (a) his target incentive award under the STI/MTI Plan for the year in which the termination occurs (or if it has not yet been established, the target incentive award for the immediately preceding fiscal year) or (b) his 2017 STI/MTI Target;

(3)

a prorated target incentive award under the STI/MTI Plan for the year in which termination occurs based on a pro rata portion of the greater of (a) the target incentive award for the year of termination (or if it has not yet been established, the target incentive award for the immediately preceding fiscal year) or (b) his 2017 STI/MTI Target;

(4)

reimbursement for the monthly cost of continued medical coverage at or below the level of coverage in effect on the date of termination until the earlier of: (x) 18 months after the termination date; (y) the date on which Mr. Thornberry becomes eligible to elect medical coverage under Social Security Medicare or otherwise ceases to be eligible for continued coverage under the Company’s health plan under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); or (z) the date he is eligible to elect medical coverage under a plan maintained by a successor employer. During any period of continued medical coverage, the Company has agreed to reimburse Mr. Thornberry for the COBRA premiums paid by him, minus the employee contribution rate for such coverage under the Company’s health plan as of the date of termination; and

2019 Proxy Statement 65

Compensation of Executive Officers and Directors

(5)

accelerated vesting of any unvested Sign-On RSUs. The CEO Employment Agreement does not include any tax gross up for excise taxes. If an excise tax under section 4999 of the Internal Revenue Code of 1986, as amended, is triggered by any payments upon a change of control, the aggregate present value of the payments to be made under the CEO Employment Agreement will be reduced to an amount that does not cause any amounts to be subject to this excise tax so long as the net amount of the reduced payments, on an after-tax basis, is greater than or equal to the net amount of the payments without such reduction, but taking into consideration this excise tax.

The compensation payable to Mr. Thornberry under the CEO Employment Agreement is subject to the Company’s written policies, including the Code of

Conduct, Incentive Compensation Recoupment Policy, and stock ownership guidelines, as currently in place or as may be amended by the Board. The CEO Employment Agreement further provides that Mr. Thornberry will comply with the Restrictive Covenants Agreement (described below) and other written restrictive covenant agreements with the Company.

In connection with the CEO Employment Agreement, Mr. Thornberry entered into a Restrictive Covenants Agreement, dated as of February 8, 2017, with the Company pursuant to which he has agreed that for 18 months following termination of his employment for any reason he will not compete with the Company. In addition, during this period, he has agreed to restrictions on hiring and soliciting the Company’s employees and on soliciting the Company’s customers.

Current Executive Officers—Potential Payments upon Termination of Employment or Change of Control

This section provides an estimate of the value of compensation and benefits that our NEOs would receive in the event of employment termination under specific circumstances. The amounts presented in the tables that follow only include those amounts that would be paid to a NEO in connection with a particular termination event, and do not include amounts that the NEO (or his estate, representatives, heirs or beneficiaries, as applicable, in the case of death) may be entitled to receive after the end of any applicable incentive compensation performance period following a termination event. The actual incremental amounts that would be paid upon a NEO’s termination of employment or in connection with a change of control can be determined only at the time of any such event. The calculation of the hypothetical amounts paid to each of the NEOs in the circumstances described below relies on assumptions used in making the calculations. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than those reported below. Additionally, in connection with any actual termination of employment or change of control transaction, we may decide to enter into an agreement or establish an arrangement providing different or additional amounts, or altering the terms of the benefits described below, as the Committee, or for Mr. Thornberry, the independent directors, determines appropriate.

The amounts in each column of the tables presented are not mutually exclusive, and amounts in one column may be repeated or included within the amounts in another. Unless otherwise specified, the information set forth in the tables below is estimated as of December 31, 2018, and assumes that a change of control of Radian or termination of the NEO’s employment with us, as the case may be, took place as of such date. The abbreviation “COC” in the tables refers to a “change of control” of Radian as defined for purposes of the applicable plan or agreement.

The Company’s compensation plans do not provide for the acceleration of any payments or the vesting of any equity LTI awards in the event of a change of control of the Company unless there is also a subsequent “Qualifying Termination” of employment. A Qualifying Termination occurs if a NEO’s employment is terminated without cause or the NEO terminates employment for good reason during the period beginning 90 days before the change of control and ending on the one-year anniversary of the change of control.

Unless otherwise specified, for purposes of our various plans and programs, retirement generally means either “normal retirement” after attaining age 65 with five years of credited service or “early retirement” after attaining age 55 with 10 years of credited service. None of our NEOs were eligible for retirement as of December 31, 2018 and therefore no payments associated with retirement are presented in the tables that follow.

66 2019 Proxy Statement

Compensation of Executive Officers and Directors

CEO Payments and Benefits upon Termination or Change of Control

The following table describes the potential payments and benefits to which Mr. Thornberry would be entitled under the terms of the CEO Employment Agreement, as well as under our other plans and arrangements, in the event of the triggering events listed in each column assuming, per applicable SEC rules, that the triggering event took place on December 31, 2018. The terms of the CEO Employment Agreement are discussed above. The footnotes to the table below for Mr. Thornberry appear following the tables for our other NEOs.

	Voluntary ($)	Termination without Cause or Resignation for Good Reason (No COC) ($)	COC without Termination ($)	Termination without Cause or Resignation for Good Reason (In Connection with COC) ($)	Death/ Disability ($)
Cash Severance:
Base Salary	0	1,600,000	0	1,600,000	0
Bonus	0	4,500,000	0	4,500,000	0
STI/MTI (1):	1,078,125	3,853,125	0	3,853,125	3,853,125
Acceleration under Equity & Cash-Based Performance Plans:
Performance-based Stock Options (2)	0	0	0	0	0
Performance-based RSUs (3)	0	2,883,335	0	7,037,254	4,579,328
Time-based RSUs (4)	0	1,897,089	0	2,630,606	2,630,606
Plan Benefits (5) and Perquisites:
Continued Health and Welfare Benefits (6)	0	19,727	0	19,727	0
TOTAL (7)	1,078,125	14,753,276	0	19,640,712	11,063,059

Other Named Executive Officers – Compensation Related Agreements

Throughout the discussion that follows, we refer to Messrs. Hall, Brummer, Hoffman and McMahon collectively as our “Other NEOs.” We have entered into severance agreements on substantially similar terms with each of our Other NEOs.

Under these severance agreements, if the Other NEO’s employment is terminated by the Company for any reason other than cause or disability or is terminated by the executive officer for good reason, the Other NEO will be entitled to the following cash severance amounts:

(i)	100% of the NEO’s annual base salary, as described below, at the time of termination, to be paid in accordance with the Company’s normal payroll practices;

(ii)

100% of the NEO’s target incentive award (the “Target Incentive Award”), as described below, under the STI/MTI Plan, or any successor plan, for the year in which the termination occurs, to be paid in one lump sum payment on the 30th day following the termination date; and

(iii)

A prorated Target Incentive Award amount equal to the NEO’s Target Incentive Award for the year in which the termination occurs multiplied by a fraction, the numerator of which is the number of days that the executive officer was employed by the Company during the year of termination and the denominator of which is 365, to be paid in one lump sum payment on the 30th day following the termination date.

In order to receive any severance amounts under the severance agreement, the NEO must execute a general release of claims against the Company and its affiliates. The severance agreement does not provide for accelerated vesting of equity awards granted to the NEO or a tax gross-up. In addition, under the severance agreement, the NEO has agreed not to compete with the Company and not to solicit the Company’s employees or customers for the Restricted Period following termination of the NEO’s employment for any reason.

2019 Proxy Statement 67

Compensation of Executive Officers and Directors

Consistent with the Company’s standard severance policy for senior executive officers, the severance agreement also provides that: (i) the Company will reimburse the monthly cost of continued health coverage for the NEO and his/her spouse and dependents under the Company’s health plan during the Restricted Period; and (ii) the Company will provide executive outplacement services for up to 12 months after termination. The severance agreements automatically renew at each year end for additional one-year periods unless the Company provides at least 45 days prior written notice that the severance agreements will not be extended.

Other Named Executive Officers – Payments and Benefits upon Termination or Change of Control

The following tables describe, for each of our Other NEOs, the estimated potential payments and benefits to which the NEO would be entitled under his severance agreement, as well as under our other plans and arrangements, in the event the triggering events listed in each column had occurred on December 31, 2018.

J. Franklin Hall

	Voluntary ($)	Termination without Cause or Resignation for Good Reason (No COC) ($)	COC without Termination ($)	Termination without Cause or Resignation for Good Reason (In Connection with COC) ($)	Death/ Disability ($)
Cash Severance:
Base Salary	0	425,000	0	425,000	0
Bonus	0	850,000	0	850,000	0
STI/MTI (1):	287,500	1,022,500	0	1,022,500	1,022,500
Acceleration under Equity & Cash-Based Performance Plans:
Performance-based Stock Options (2)	0	45,079	0	54,096	54,096
Performance-based RSUs (3)	0	1,259,605	0	1,714,364	1,291,786
Time-based RSUs (4)	0	172,189	0	298,357	298,357
Plan Benefits (5) and Perquisites:
Continued Health and Welfare Benefits (6)	0	12,221	0	12,221	0
Outplacement Services (6)	0	20,000	0	20,000	0
TOTAL (7)	287,500	3,806,594	0	4,396,538	2,666,739

68 2019 Proxy Statement

Compensation of Executive Officers and Directors

Derek V. Brummer

	Voluntary ($)	Termination without Cause or Resignation for Good Reason (No COC) ($)	COC without Termination ($)	Termination without Cause or Resignation for Good Reason (In Connection with COC) ($)	Death/ Disability ($)
Cash Severance:
Base Salary	0	475,000	0	475,000	0
Bonus	0	1,050,000	0	1,050,000	0
STI/MTI (1):	353,625	1,328,625	0	1,328,625	1,328,625
Acceleration under Equity & Cash-Based Performance Plans:
Performance-based Stock Options (2)	0	51,870	0	62,244	62,244
Performance-based RSUs (3)	0	1,463,091	0	2,036,493	1,518,044
Time-based RSUs (4)	0	202,733	0	357,499	357,499
Plan Benefits (5) and Perquisites:
Continued Health and Welfare Benefits (6)	0	12,983	0	12,983	0
Outplacement Services (6)	0	20,000	0	20,000	0
TOTAL (7)	353,625	4,604,302	0	5,342,844	3,266,412

Edward J. Hoffman

	Voluntary ($)	Termination without Cause or Resignation for Good Reason (No COC) ($)	COC without Termination ($)	Termination without Cause or Resignation for Good Reason (In Connection with COC) ($)	Death/ Disability ($)
Cash Severance:
Base Salary	0	425,000	0	425,000	0
Bonus	0	850,000	0	850,000	0
STI/MTI (1):	313,375	1,098,375	0	1,098,375	1,098,375
Acceleration under Equity & Cash-Based Performance Plans:
Performance-based Stock Options (2)	0	45,079	0	54,096	54,096
Performance-based RSUs (3)	0	1,259,605	0	1,714,364	1,291,786
Time-based RSUs (4)	0	172,189	0	298,357	298,357
Plan Benefits (5) and Perquisites:
Continued Health and Welfare Benefits (6)	0	13,961	0	13,961	0
Outplacement Services (6)	0	20,000	0	20,000	0
TOTAL (7)	313,375	3,884,209	0	4,474,153	2,742,614

2019 Proxy Statement 69

Compensation of Executive Officers and Directors

Brien J. McMahon

	Voluntary ($)	Termination without Cause or Resignation for Good Reason (No COC) ($)	COC without Termination ($)	Termination without Cause or Resignation for Good Reason (In Connection with COC) ($)	Death/ Disability ($)
Cash Severance:
Base Salary	0	425,000	0	425,000	0
Bonus	0	850,000	0	850,000	0
STI/MTI (1):	293,250	993,250	0	993,250	993,250
Acceleration under Equity & Cash-Based Performance Plans:
Performance-based Stock Options (2)	0	36,082	0	43,302	43,302
Performance-based RSUs (3)	0	1,045,388	0	1,540,621	1,118,042
Time-based RSUs (4)	0	313,768	0	439,937	439,937
Plan Benefits (5) and Perquisites:
Continued Health and Welfare Benefits (6)	0	15,951	0	15,951	0
Outplacement Services (6)	0	20,000	0	20,000	0
TOTAL (7)	293,250	3,699,439	0	4,328,061	2,594,531

The following footnotes relate to the preceding tables for both our CEO and our Other NEOs:

(1)	Under our STI/MTI Plan, if a NEO’s employment is terminated:

•

by us without cause on or after December 31st of the STI period, but prior to the payment date of the STI award, the NEO will remain eligible to receive a STI award (and, if applicable, the corresponding MTI award), in each case with amounts to be paid at the same time as amounts are paid to other participants. In addition, if a NEO’s employment terminates on account of death at any point during the performance period, the NEO’s estate, representatives, heirs or beneficiaries, as applicable, remain eligible to receive a pro rata portion of the NEO’s STI award (and, if applicable, MTI award), following the end of the applicable performance periods. As set forth in the tables, the amounts deemed to be paid to each NEO for termination without cause or upon death or disability as of December 31, 2018 represent: (i) the STI award that was paid to each NEO for 2018 performance, plus (ii) the 2017 MTI award that was paid in 2019 to such NEO (covering the 2017 through 2018 performance years).

•

by the NEO voluntarily after the establishment of his target MTI award (established in connection with payment of the NEO’s STI award) for a particular performance period, such NEO remains eligible to receive such MTI award, with amounts to be paid at the same time as amounts are paid to other participants. As set forth in the table, the amounts deemed to have been paid to each NEO for voluntary termination as of December 31, 2018, represent the 2017 MTI award that was paid to such NEO in 2019 (covering the 2017 through 2018 performance years).

Our NEOs are not entitled to receive an STI award (and any corresponding MTI award) if: (i) the NEO’s employment is terminated for any reason other than death before December 31st of the short-term performance year; (ii) the NEO’s employment is terminated for cause or the NEO terminates employment for “good reason;” or (iii) the NEO voluntarily terminates employment after December 31st of a performance year but before the STI award is paid.

For additional information, see “—Compensation Discussion and Analysis—IV. Primary Components of Compensation—B. Short-Term Incentive Program.”

(2)

All performance-based stock options granted to our NEOs vest in full: (i) in connection with a Qualifying Termination associated with a change of control; and (ii) upon the NEO’s death, disability or retirement. If a NEO’s employment is involuntarily terminated without cause or the NEO terminates employment for good reason, any unvested stock

70 2019 Proxy Statement

Compensation of Executive Officers and Directors

options would be prorated and the prorated stock options would continue to remain outstanding and vest and become payable only upon the attainment of the performance goal set forth in such stock option agreement at the same time as other stock option recipients. The value of the stock options presented in the tables above represents the aggregate of the excess of the closing price of our common stock on the NYSE at December 31, 2018 ($16.36), over the exercise price of the options that would be accelerated. See the Outstanding Equity Awards at 2018 Fiscal Year-End table above for the exercise prices of outstanding unvested options at December 31, 2018.

(3)	Under our equity award agreements, performance-based equity awards would be treated as follows:

•

Change of Control. Vesting of performance-based RSUs granted to a NEO will be accelerated in connection with a Qualifying Termination associated with a change of control as follow: (i) with respect to RSUs granted to the NEOs in 2016 and 2017, at target; and (ii) with respect to RSUs granted to the NEOs in 2018, at the estimated performance achievement for the full performance period, estimated based on performance as of the last day of the fiscal quarter immediately preceding the fiscal quarter in which the change of control occurs. Based on this, we have assumed in the tables that the 2018 RSUs would vest at the maximum value.

•	Death/Disability. Vesting of performance-based RSUs granted to a NEO will be accelerated at target upon a NEO’s death or disability.

Retirement. In the event of a NEO’s retirement, all performance-based RSUs would continue to remain outstanding and would vest and become payable only upon the attainment of performance goals set forth in such RSU agreement at the same time as other participants.

•

Termination without Cause/Resignation for Good Reason. In the event a NEO’s employment is involuntarily terminated without cause or the NEO terminates employment for good reason, the target number of performance-based RSUs would be prorated in accordance with the terms of the grant instrument and the prorated award would continue to remain outstanding and would vest and become payable only upon the attainment of the performance goals set forth in such RSU agreement at the same time as other participants. Based on our performance through December 31, 2018, we have assumed in the tables that TSR RSUs would vest at target and BV RSUs would vest at the maximum value.

The value of the performance-based RSUs included in the tables above represents the aggregate value of the RSUs that would be accelerated based on the closing price of our common stock on the NYSE at December 31, 2018 ($16.36).

(4)

Vesting of time-based RSUs granted to a NEO will be accelerated (i) in connection with a Qualifying Termination associated with a change of control; and (ii) upon a NEO’s retirement, death or disability. In the event a NEO’s employment is involuntarily terminated without cause or the NEO terminates employment for good reason, vesting of the time-based RSUs will be accelerated as follows: (i) all time-based RSUs granted to a NEO in 2016 and 2017 would vest; and (ii) time-based RSUs granted in 2018 would vest in a prorated amount. The value of the time-based RSUs included in the tables above represent the aggregate value of the RSUs that would be accelerated based on the closing price of our common stock on the NYSE at December 31, 2018 ($16.36).

(5)

Upon termination of the NEO’s employment with us, he may be entitled to other amounts under our benefit plans, as discussed above. Amounts payable under these plans are not subject to enhancement upon a termination or change of control and therefore are not presented in the tables above.

(6)

Under the agreements for the NEOs, each such officer is entitled to: (i) reimbursement for the monthly cost of continued health coverage under the Company’s health plan for the applicable Restricted Period (18 months for Mr. Thornberry); and (ii) outplacement services for up to 12 months after termination (up to $20,000) in the event the NEO is terminated other than for cause or such NEO terminates employment for good reason.

(7)

Under the applicable agreements with the NEOs, if amounts payable constitute an “excess parachute payment” within the meaning of Section 280G of the Code, we are required to reduce (but not below zero) the amount of such payments if reducing such payments would, because of the impact of such reduction on the excise taxes payable in such situations, provide such NEO with a greater net after-tax amount than would be the case if no reduction was made.

2019 Proxy Statement 71

Compensation of Executive Officers and Directors

In all cases, the actual payments to a NEO are subject to the terms and conditions of the actual agreements, plans, awards and programs described above.

Unless otherwise specified, (1) all of the payments described in this section would be made from the funds of, and the benefits described would be provided by, us, or by the surviving company in the event of a change of control of Radian, and (2) all payments would be made in the form of a single lump sum.

Pay Ratio Disclosure

In this proxy statement, we have calculated the ratio of the annual total compensation of our current CEO relative to the annual total compensation of our median employee (the “CEO Pay Ratio”), in accordance with certain procedures mandated by the SEC (the “Pay Ratio Rules”).

For purposes of calculating the CEO Pay Ratio for 2018, we used the same median employee identified for 2017 because we determined that there were no significant changes in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure. To identify the median employee in 2017, we used direct cash compensation plus the grant date fair value of long-term equity awards granted in 2017 as our consistently applied compensation measure, as permitted by the Pay Ratio Rules. Cash compensation included base pay, annualized base pay for employees who began employment after the start of the fiscal year, overtime, sales commissions paid in 2017 and bonuses paid for 2017 performance. We applied the local currency to U.S. dollar exchange spot rate as of December 31, 2017, to determine the compensation paid to our non-US employee located in Hong Kong.

For 2018, total compensation for our median employee was calculated using the same methodology we used for our NEOs as set forth in the 2018 Summary Compensation Table above. Calculated on this basis, our median employee’s 2018 annual total compensation was $85,132.

Mr. Thornberry’s annual total compensation for 2018 as reflected in the Summary Compensation Table was $9,533,691. Based on the above, our CEO Pay Ratio is 112:1. This compares to a CEO Pay Ratio in 2017 of 94:1. As discussed above in “II. Executive Summary—Our 2018 Executive Compensation Program—Year-over-Year Increase in CEO Compensation Primarily Due to Higher STI Funding and Structure of Our Cash Incentive Awards (Including Elimination of MTI Component),” the increase in Mr. Thornberry’s compensation from 2017 to 2018 was primarily due to the structure of our cash-incentive program, including changes made to this program in 2018. Pay ratios that are reported by our peers may not be directly comparable to ours because of differences in the composition of each company’s workforce, as well as the assumptions and methodologies used in calculating the pay ratio.

72 2019 Proxy Statement

OTHER INFORMATION

Expenses of Solicitation

We will bear the entire cost of preparing and soliciting proxies. In addition to the solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of our common stock and secure their voting instructions, if necessary. We will reimburse the record holders for their reasonable expenses in taking those actions. We have also made arrangements with D.F. King & Co., Inc. to assist us in soliciting proxies and have agreed to pay them a fee not expected to exceed $25,000 plus reasonable and approved expenses for these services. If necessary, we may use several of our regular employees or directors to solicit proxies from our stockholders, either personally or by telephone, email, facsimile or letter. These individuals will not be specially compensated, but who will be entitled to reimbursement for actual expenses incurred in connection with the solicitation.

Incorporation by Reference

The information contained in this proxy statement under the headings “Compensation of Executive Officers and Directors—Compensation and Human Resources Committee Report” and “Corporate Governance and Board Matters—Audit Committee Report” is not

“soliciting material,” nor shall it be deemed “filed” with the SEC nor incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

Stockholder Proposals for the 2020 Annual Meeting

Stockholders interested in submitting a proposal for inclusion in our proxy statement for next year’s annual meeting must do so in compliance with applicable SEC rules and regulations. Under Rule 14a-8 adopted by the SEC, to be considered for inclusion in our proxy materials for our 2020 annual meeting, a stockholder proposal must be received in writing by our Corporate Secretary at our principal office set forth on the cover page of this proxy statement no later than December 7, 2019. If the date of our 2020 Annual Meeting is moved more than 30 days before or after the anniversary date of this year’s meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials next year. Any such proposals will also need to comply with the various provisions of Rule 14a-8, which governs the basis on which such stockholder proposals can be included or excluded from company-sponsored proxy materials.

If a stockholder desires to submit a proposal for consideration at the 2020 annual meeting, but not have the proposal included with our proxy solicitation materials relating to the 2020 annual meeting, the stockholder must comply with the procedures set forth in our By-Laws. This means that the written proposal must be received by our Corporate Secretary at our principal office set forth on the cover page of this proxy statement on or before February 15, 2020 but no earlier than January 16, 2020 (except that if the date of the 2020 annual meeting of stockholders is more than

30 days before or more than 60 days after the anniversary date of the Annual Meeting, notice by the stockholder must be received between the close of business on the 120th day before and the close of business on the 90th day before the date of the 2020 annual meeting or, if the first public announcement of the date of the 2020 annual meeting is less than 100 days before the date of the meeting, then the notice by the stockholder must be received by the 10th day after the public announcement). The notice to our Corporate Secretary must contain or be accompanied by the information required by Sections 3.05 and 3.06 of our By-Laws including, among other things: (i) the name and record address of the stockholder making the proposal or the beneficial owner, if any, on whose behalf the proposal is made; (ii) the class and number of shares of our capital stock owned by the stockholder making the proposal or the beneficial owner, if any, on whose behalf the proposal is made; (iii) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of the stockholder making the proposal or the beneficial owner, if any, on whose behalf the proposal is made, in such business; and (iv) a description of any agreements, arrangements and understandings between such stockholder and beneficial owner and any other person or persons (including their names) related to the proposal, as well as certain other information. A copy of the full text of the relevant By-Law provisions, which includes the complete list of the

2019 Proxy Statement 73

Other Information

information that must be submitted to us before a stockholder may submit a proposal at the 2020 annual meeting, may be obtained upon written request directed to our Corporate Secretary at our principal office set forth on the cover page of this proxy statement. A copy of our By-Laws is also posted on the Corporate Governance section of our website (www.radian.biz).

The procedures for stockholders to follow to nominate candidates for election to our Board are described in the section of this proxy statement entitled “Corporate Governance and Board Matters—Consideration of Director Nominees.” We did not receive any such proposals with respect to the 2019 Annual Meeting.

Annual Report on Form 10-K

We filed our Annual Report on Form 10-K for the year ended December 31, 2018 with the SEC on February 28, 2019. We will mail to you without charge, upon written request, a copy of our 2018 Form 10-K, excluding exhibits. Please send a written request to Investor Relations, Radian Group Inc., 1500 Market

Street, Philadelphia, Pennsylvania 19102. Our 2018 Form 10-K may also be accessed and printed directly from our website at www.ir.radian.biz. Our 2018 Annual Report to Stockholders, which includes our 2018 Form 10-K, is not incorporated into this proxy statement and is not considered proxy soliciting material.

Important Notice of Internet Availability of Proxy Materials for the Annual Meeting

Pursuant to rules issued by the SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy statement on the Internet. This proxy statement and our 2018 Annual Report to Stockholders are available on the Investor Relations page of our website at www.radian.biz/StockholderReports.

Householding Proxy Materials

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household. This practice of sending only one copy of proxy materials is called “householding” and it saves us money in printing and distribution costs. We undertake to deliver promptly to any stockholder at a shared address, upon written or oral request, a copy of our proxy statement, annual report and notice of internet availability of proxy materials. You may request such additional copies by calling 215-231-1035 or writing to Investor Relations, Radian Group Inc., 1500 Market Street, Philadelphia, Pennsylvania 19102.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

Other Matters

Management knows of no matters to be presented for action at the Annual Meeting other than those discussed in this proxy statement. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named as proxies will vote on such other matters in accordance with their judgment of the best interests of Radian.

74 2019 Proxy Statement

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - -  - - -  - - -  - -  - - - - - - - - - - - - -  - - -  - - - -  - - - - - - -  - - - - - - - - - - - - - - - - - - - - - -

When properly signed, dated and returned, this proxy will be voted in accordance with the choices specified below. If no choice is specified, this proxy will be voted “FOR” each of the nominees in Item 1, and “FOR” Items 2 and 3. The Proxies are authorized to vote in their discretion on such other matters as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

A	Proposals – The board of directors recommends a vote “FOR” Items 1, 2 and 3, which were all proposed by the Company.

Item	1 - Elect ten directors, each for a one-year term, to serve until their successors have been duly elected and qualified, as follows:

		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	1(a) Herbert Wender	☐	☐	☐	1(e) Lisa W. Hess	☐	☐	☐	1(i) David H. Stevens	☐	☐	☐
	1(b) David C. Carney	☐	☐	☐	1(f) Gaetano Muzio	☐	☐	☐	1(j) Richard G. Thornberry	☐	☐	☐
	1(c) Howard B. Culang	☐	☐	☐	1(g) Gregory V. Serio	☐	☐	☐
	1(d) Debra Hess	☐	☐	☐	1(h) Noel J. Spiegel	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
Item 2 -	Approval, by an advisory, non-binding vote, of the overall compensation of the Company’s named executive officers.	☐	☐	☐	Item3 -	Ratification of the appointment of PricewaterhouseCoopers LLP as Radian’s independent registered public accounting firm for the year ending December 31, 2019.	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

031ANB

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

- - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - -

Proxy – RADIAN GROUP INC.

PROXY FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 15, 2019

THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby authorizes Edward J. Hoffman and J. Franklin Hall, and each of them, individually, as proxies and agents of the undersigned (the “Proxies”), each with power of substitution, to vote and otherwise represent, as indicated on the reverse side hereof, all of the shares of common stock of Radian Group Inc. (the “Company”) which the undersigned is entitled to vote at the 2019 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at 1500 Market St., 18th Floor, Philadelphia, Pennsylvania 19102, at 9:00 a.m. local time, on May 15, 2019, and any postponement(s) or adjournment(s) thereof.

The undersigned acknowledges receipt of the Notice of 2019 Annual Meeting of Stockholders, the Proxy Statement and the 2018 Annual Report. All other proxies heretofore given by the undersigned to vote shares of the Company’s common stock at the Annual Meeting are expressly revoked.

(Continued and to be marked, dated and signed, on the other side)

C	Non-Voting Items

Change of Address – Please print new address below.

∎